UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Oxford Finance Corporation

(Exact name of registrant as specified in its charter)

Maryland	01-0615368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

133 North Fairfax St., Alexandria, VA	22314
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 519-4900

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share

(Title of class)

Item 1. Business

EXECUTIVE SUMMARY

      This summary highlights some of the information in this registration statement. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set out in this registration statement, including the “Risk Factors” section of this registration statement.

Our Company

      We are a financial services company that provides senior secured equipment financing primarily to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Our investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans we make to portfolio companies and to achieve capital gains through an increase in the value of the warrants we expect to receive from our portfolio companies in connection with these loans.

      On December 31, 2002, we elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940. In addition, we intend to elect to be regulated for tax purposes as a Regulated Investment Company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for the calendar year 2003, which would provide us with effective “pass-through” tax treatment. See “Certain U.S. Federal Income Tax Considerations.” While we intend to elect to be a RIC, we cannot provide any assurance that we will become or remain a RIC.

      Our principal executive offices are located at 133 N. Fairfax Street, Alexandria, Virginia 22314. Our telephone number is (703) 519-4900.

Our Industry

      We believe that significant opportunities exist to provide our lending products to emerging-growth life science companies. New life science enterprises are emerging at a rapid pace and require significant amounts of capital as they transition from start-up through maturity. While much of this need is met through traditional private equity funds, federal grants and research and development collaborations with large pharmaceutical firms, the cost of these capital vehicles is often very high. Our equipment-based lending solutions allow firms to leverage their equity and lower their overall cost of capital. We believe that the combination of our contacts within the life science industry and our lending products will make us a source of capital to emerging-growth life science companies.

      We believe the life science industry has growth potential driven by the need for new medical treatments, improved research and development technologies and improved discovery technologies and diagnostic tools. We expect that the future value creation from the inventions in the life science industry will lead to improvements in the span and quality of life and present lending opportunities for us in the future.

      In general, we expect that emerging life science companies will have equipment expenditures totaling approximately 20% of their total expense budgets. Total financing for the biotech industry was $15.1 billion in 2001, and this generated a potential market size for our lending products of approximately $3.0 billion. This figure has grown significantly in recent years as existing venture capitalists are allocating increasing percentages of their funds to life science portfolios and as a number of new funds are emerging focused exclusively on the life science industry. We believe that the equipment financing needs of emerging-growth life science companies are not adequately served at present by traditional sources, presenting us with potential market opportunities.

      During 2002, financings for life science companies decreased from 2001, and there were limited opportunities for companies to conduct initial public offerings. Other sources of capital such as secondary offerings, debt transactions and partnering arrangements continued to provide funding to the life science industry, although at reduced levels. While these recent events generate increased demand for our products, the decrease in the overall liquidity available in the life science industry has caused us to have a slower pace of investment during 2002. However, we believe that the life science industry will continue to grow, and as a result, there will be continuing demand for our lending products now and in the near future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Background

      Our management team previously established and operated Oxford Venture Finance, LLC (“Oxford LLC”) which, under their guidance, became a leading provider of equipment financing to emerging-growth life science companies. J. Alden Philbrick IV, our President and Chief Executive Officer, was the founder and Chief Executive Officer of Oxford LLC. Oxford LLC provided equipment loans and leases to public and private companies located primarily on the East Coast for over a decade, and exclusively to life science companies since 1997. In 1997, Oxford LLC entered into an independent contract to originate life science loans for a company subsequently acquired by a large financial institution. Under these arrangements, all of the transaction duties, including origination, underwriting, due diligence and documentation, excluding billing and collecting, were initially performed by our management team.

      All of the loans were closed in the name of Oxford LLC and assigned to the large financial institution for funding. At Oxford LLC, our management team originated over $225 million in equipment financing lines of credit to 75 emerging growth life-science companies. Oxford LLC is winding down its operations and has not engaged in any new loan originations or other funding activities since March 31, 2002 other than in connection with the winding down of its affairs.

      Oxford LLC assigned to us the opportunity (which is neither an obligation nor a right) to fund 29 emerging-growth life science companies under existing lines of credit with Oxford LLC. As of the date of the assignment, unfunded availability under these lines of credit amounts to approximately $65 million in initial funding opportunities for us. Under these loan relationships, referred to herein as lines of credit, we are not obligated to provide funding to the prospective borrowers, and the prospective borrowers are not required to obtain funding from us.

      We are expanding our portfolio by funding additional amounts under the lines of credit assigned to us by Oxford LLC and by funding loans for new portfolio companies originated by our business development officers. We receive additional deal-flow opportunities from our management’s relationships with the life science private equity investors and their network of contacts with senior executives at emerging-growth life science companies.

Our Products

      We offer prospective portfolio companies fully amortizing senior loans in the form of lines of credit that can be drawn down during a stated term, up to the total approved amount, provided that the portfolio company satisfies our lending criteria at the time of each draw. Our lines of credit to portfolio companies generally range from $300,000 to $8,000,000, but average approximately $3,000,000 in size. These loans are secured by a first priority lien on equipment and other collateral that is essential to the businesses of our portfolio companies. These loans typically have a term of from three to four years and require monthly payments of interest and principal. See “Business.”

      Our lending products are intended to be used by portfolio companies primarily to finance the purchase of laboratory equipment and, to a lesser extent, computers, furniture, manufacturing equipment and software. We primarily secure our loans with laboratory equipment and other tangible assets. We obtain senior secured positions on all collateral prior to any financing. Our loans generally bear interest at a fixed rate that generally ranges from 9% to 14% in the current market. Due to the fully-amortizing structure of our loans, we expect the principal amount to be fully repaid by the end of the term of the loan. We also expect to receive transaction fees based on our total commitment, as well as equity participation in the form of warrants issued as a percentage of the actual amount funded at an exercise price equal to the price of the underlying stock determined in the most recent round of equity financing.

Our Strategy

      We target private emerging-growth companies in the life science industry that meet certain criteria, including: substantial investment by experienced private equity investors, adequate assets for loan collateral, strong cash position, experienced management teams, intellectual property protection, potential for growth and profitable operations and potential opportunities for us to realize appreciation and gain liquidity in our equity position.

      We are a provider of equipment loans to emerging-growth life science companies that meet our lending criteria described above. We utilize our relationships with private equity investors and life science companies to identify and originate fully amortizing senior loans secured by first priority liens on equipment that is considered essential to our portfolio companies and that retains secondary market value over the term of the loan. The following are our growth and operational strategies:

•	Expand our marketing presence on the East Coast. We have hired experienced marketing personnel to expand our presence on the East Coast.

•	Enter the West Coast market. Until 2002, our management team has focused on the East Coast. We have now hired two people to focus exclusively on developing and expanding our West Coast presence. Many of the private equity investors we have worked with have a nationwide presence. Our intention is that our new marketing personnel will leverage our management team’s existing contacts and expertise on the West Coast. To date, we have funded approximately $7,100,000 of loans on the West Coast.

•	Expand our marketing efforts. We are engaged in a variety of marketing activities to expand our presence in the life science industry. These activities include advertising in trade journals, attending and speaking at industry conferences and developing materials to market our company and its products.

•	Leverage our existing portfolio company relationships. We currently have open lines of credit, subject to certain conditions, totaling approximately $81.8 million to 28 life science companies. As of December 31, 2002, we had funded approximately $46,600,000. We believe that several of these companies have the technology and the operational expertise to become market leaders and will need additional equipment in order to grow.

•	Build a portfolio of loans. We intend to build a portfolio of loans that will provide current income in the form of interest income and transaction fees as well as potential for equity appreciation through the warrants that we expect to receive in our portfolio companies.

      We will be taxed as an ordinary corporation for the year ended December 31, 2002. We expect to pay approximately $47,000 in income taxes related to income as a C corporation for the year ended December 31, 2002. For a more detailed discussion of the tax consequences of our election to be treated as a RIC, see “Certain U.S. Federal Income Tax Considerations.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this registration statement that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. They also include statements concerning projections of revenues, income or loss, earnings or loss, capital expenditures, dividends, capital structure or other financial terms. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our products, operations and business.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this memorandum, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business;”

•	general volatility of the capital markets;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

      When we use the words “believe,” “expect,” “anticipate,” “estimate,” “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

BUSINESS

General

      Oxford Finance Corporation (“we,” “us,” “Oxford” or “the Company”) is a financial services company incorporated in Maryland on October 23, 2001 that provides senior secured equipment financing primarily to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Our investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans we make to portfolio companies and to achieve capital gains through an increase in the value of the warrants we expect to receive from our portfolio companies in connection with these loans.

      On December 31, 2002, we elected to be treated as a BDC under the 1940 Act. In addition, we intend to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code for the year ending December 31, 2003. See “Regulation as a Business Development Company” and “Certain U.S. Federal Income Tax Considerations.”

Background

      Our management team previously established and operated Oxford Venture Finance, LLC (“Oxford LLC”) which became a leading provider of equipment financing to emerging-growth life science companies. J. Alden Philbrick IV, our President and Chief Executive Officer, was the founder and Chief Executive Officer of Oxford LLC. Oxford LLC provided equipment loans and leases to public and private companies located primarily on the East Coast for over a decade, and exclusively to life science companies since 1997. In 1997, Oxford LLC entered into an independent contract to originate life science loans for a company subsequently acquired by a large financial institution. Under these arrangements, all of the transaction duties, including origination, underwriting, due diligence and documentation, excluding billing and collecting, were performed by our management team. All of the loans were closed in the name of Oxford LLC and assigned to the large financial institution at funding.

      At Oxford LLC, our management team originated over $225 million in equipment financing lines of credit to 75 emerging growth life-science companies. Oxford LLC is winding down its operations and has not engaged in any new loan originations or other funding activities after March 31, 2002 other than in connection with the winding down of its affairs. All of the compensation to Oxford LLC from the loans and funding opportunities that were assigned to the large financial institution will remain with Oxford LLC.

      Oxford LLC assigned to us the opportunity (which is neither an obligation nor a right) to fund 29 emerging-growth life science companies under existing lines of credit with Oxford LLC. As of the date of the assignment, unfunded availability under these lines of credit amounted to approximately $65 million in initial funding opportunities for us. Under these loan relationships, referred to herein as lines of credit, we are not obligated to provide funding to the prospective borrowers, and the prospective borrowers are not required to obtain funding from us. In addition to the 29 lines of credit, we also acquired certain assets of Oxford LLC, including its software and databases, computers, furniture, forms and customer lists. In exchange for all of these items, we paid cash to Oxford LLC and assumed liabilities of Oxford LLC totaling $250,000. See Note 2 to the Financial Statements — Summary of Significant Accounting Policies.

      We are expanding our portfolio by funding additional amounts under the lines of credit assigned to us by Oxford LLC and by fundings for new portfolio companies originated by our business development officers. We receive additional deal-flow opportunities from our management’s relationships with the life science private equity investors and their network of contacts with senior executives at emerging-growth life science companies.

Business

      We offer our portfolio companies fully amortizing senior loans in the form of lines of credit that can be drawn down during a stated term, up to the total approved amount, provided the portfolio company satisfies our lending criteria at the time of each draw. Our lines of credit to portfolio companies generally range from $300,000 to $8,000,000, but average approximately $3,000,000 in size. Our loans are secured by a first priority lien on equipment and other collateral that is essential to the businesses of our portfolio companies. These loans typically have a term of from three to four years and require monthly payments of interest and principal.

      Our lending products are intended to be used by portfolio companies primarily to finance the purchase of laboratory equipment and, to a lesser extent, computers, furniture, manufacturing equipment and software. We primarily secure our loans with laboratory equipment and other tangible assets. We obtain senior secured positions on all collateral prior to any financing. Our loans typically bear interest at a fixed rate that generally ranges from 9% to 14% in the current market. Due to the fully-amortizing structure of our loans, we expect the principal amount to be fully repaid by the end of the term of the loan. We also typically receive transaction fees based on our total commitment, as well as equity participation in the form of warrants issued as a percentage of the actual amount funded at an exercise price equal to the price of the underlying stock determined in the most recent round of equity financing. We intend to pursue a strategy of securitizing our loan portfolio when our loan portfolio is large enough to make securitization economically feasible. We would use the cash we receive from securitizations to repay our borrowings and make additional loans to our customers. We cannot assure you that any securitization strategy will be successful.

      Our investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans we make to portfolio companies and to achieve capital gains through an increase in the value of the warrants we expect to receive from our portfolio companies in connection with our loans. Capital gains, if any, may be realized from the sale of warrants (or the stock underlying such warrants) in our portfolio companies when and if a portfolio company has an initial public offering or is acquired by another company. We believe that the following factors enable us to make life science loans that meet our investment objective:

•	we obtain senior (first priority) secured positions on all collateral that we finance;

•	we seek to collateralize our loans with equipment that is considered essential to our portfolio companies and their business plans;

•	our fully-amortizing structures require repayment of principal and interest from the first month, thus allowing repayment of an appreciable amount of principal within the first two to three years of the loan;

•	we make loans to companies with cash reserves — a portfolio company’s strong cash position can substantially mitigate the principal risk of our amortizing loans;

•	unlike information technology and telecommunications, commercialization of life science technologies, particularly drug discovery and development, is a process that investors expect to last from 6 to 10 years, and sometimes more, and we seek to make loans to portfolio companies that have patient investors that signal a willingness to support the company over the long-term; and

•	our strict underwriting procedures allow us to structure loans in a way that is designed to consistently generate returns at a low default rate.

      Pending these loan fundings, cash will be invested primarily in certain temporary investments. See “Business — Temporary Investments.”

Life Science Industry

      During the past five years, life science has emerged as a key industry with complex and well-developed sectors and prospects for high growth. Key sectors include human therapeutics, human diagnostics, medical devices, agriculture biotechnology and numerous technologies and tools that streamline drug discovery and development. Human therapeutics comprises a large sector of the life science industry that is focused on developing treatments for various human diseases, and a relatively smaller human diagnostics sector that is focused on developing technologies that allow medical practitioners to recognize and evaluate various disease conditions more effectively. Medical devices include any instrument, machine, implant or other such non-chemical article that is used in the diagnosis, treatment or prevention of disease. Agriculture biotechnology typically refers to a broad industry sector focused on developing genetic technologies that improve crop production and extend and expand the industrial uses of various crops.

“Life Science” Companies

      We consider a “life science” company to be a company that is engaged in the following:

•	the design, manufacture or sale of products or services used for or in connection with medicine or medical treatments;

•	research and development of pharmaceutical products, gene mapping or analysis, protein mapping or analysis or medical services;

•	research, development or manufacturing of products and services relating to human health care, pharmaceuticals, agricultural, medical device, chemical or industrial products; or

•	research and development of cells and biological molecules for applications used to detect a wide variety of diseases and genetic conditions.

      We consider a company to be engaged in one of the above activities if the plurality of its resources are committed to such activity, or if a plurality of its revenues or profits are derived from such activity during the most recent fiscal year.

Life Science Lending Strategy

      We believe that existing market demands and dynamics, recent technological and scientific developments and the current economic environment have created an opportunity to lend to life science companies. Our target life science sectors will include but not be limited to the following:

•	biopharmaceuticals;

•	drug delivery and specialty pharmaceuticals;

•	genomics;

•	proteomics;

•	biotechnology and enabling technologies;

•	medical devices;

•	diagnostics; and

•	agricultural biotechnology.

      We believe that these sectors offer growth potential and that the financial characteristics and prospects of the life science industry create lending opportunities that we believe will meet our investment objective.

      We believe there are important advantages to the long-term business models of most of these companies as compared to the business models of other types of technology companies. While the development risks are high and attainment of FDA market approvals can be challenging, patent positions are generally more enforceable and product life cycles, especially in human therapeutic products, are generally longer than in other technology sectors, such as information technology. Market demand for approved products that improve critical areas of human health is usually responsive soon after introduction.

      We expect that the future value creation from inventions and developments in the life science industry will lead to improvements in the span and quality of life, and present lending opportunities in the future. We believe the life science industry has growth potential driven by the need for new medical treatments, improved research and development technologies and improved discovery technologies and diagnostic tools. Attractive characteristics of the life science industry include the following:

Marketplace Demands

      We have identified several factors that impact the life science marketplace:

•	existing therapies do not adequately treat many serious diseases such as cancer, cardiovascular diseases, metabolic diseases, neurodegenerative diseases, infectious diseases and genetic diseases;

•	demand for new drug products from large pharmaceutical companies’ product pipelines are expected to require additional products to meet earnings expectations;

•	the large and growing elderly population in the United States and other major countries will increase the demand for innovative therapeutics and for healthcare products and services overall; and

•	opportunities exist for new technology to improve quality and reduce total cost of healthcare.

Technological Developments

      The rapid pace of innovations and maturing of existing technology creates investment opportunities with attractive risk-reward profiles. These include:

•	the relative maturity of certain technologies such as genetic research, antibody therapy, gene therapy, drug delivery, robotics and miniaturization;

•	the recent technological advances in genomics, proteomics and bioinformatics, creating new tools to treat and diagnose serious medical conditions; and

•	the approval of over 130 biotech medicines and vaccines have been in the United States (70 percent of those in the past 6 years), and more than 350 biotech medicines in late stage development for more than 200 diseases.

Economic Environment

      The economic environment in which we invest and in which our portfolio companies compete is characterized by:

•	high barriers to entry, including significant intellectual property protection and substantial capital requirements for research and development projects;

•	attractive business models based on highly differentiated and innovative products and services, multi-faceted product pipelines and numerous financing sources;

•	large market for life science products and services with established channels of distribution;

•	a demand for life science products and services that historically has been less affected by changes in general economic conditions; and

•	the fact that most drugs cost several hundred million dollars to develop and commercialize and can require 10 to 15 years to move from discovery to market.

      Our target portfolio company is an emerging-growth drug development company with a deep research pipeline, a platform technology with multiple applications and long term, experienced equity investors with cash reserved for future financings. These companies are attractive because their multifaceted product approach mitigates research risk, balances private equity infusions over a period of several years and increases the likelihood of cash-bearing collaborative arrangements with other biotechnology and large pharmaceutical companies. We expect that most of our portfolio companies will be engaged, partially if not principally, in the research and development of human therapeutics and diagnostics. While we intend to invest principally within these parameters, we also expect to make loans on an opportunistic basis to companies outside of the human therapeutics and diagnostics sectors, for example to agricultural biotechnology, medical device and enabling technology companies.

      A number of life science companies are focused on developing technologies that improve the process of drug discovery and development. Genomics and proteomics, the study of genes and proteins, respectively, and their functions, have generated significant advances in the industry’s ability to determine the causes of disease and to develop medicines, vaccines and other diagnostic tests to cure and perhaps to prevent disease. Prior to the emergence of genomic technologies, researchers required five to ten years to discover a gene and then purify and clone its protein. Today, these activities require days and sometimes only hours. By lowering costs, improving discovery speed and accuracy, and generating other efficiencies, we believe new technologies are changing the overall economics of developing and selling drugs.

      According to the Biotechnology Industry Organization, money invested in the U.S. biotechnology industry in 2001 was $15.1 billion, following the record-setting year of 2000 when $38 billion was invested. These funds come from various sources, including from venture capital financings, initial public and secondary offerings, government grants such as the National Institutes of Health, or NIH, or Small Business Innovation Research grants, and cash bearing collaborative arrangements among biotechnology companies and between biotechnology companies and large pharmaceutical companies. These strategic partnering arrangements are increasingly common in the life science industry and may include up-front technology access fees, up-front equity investments, full time employee funding, milestone payments and royalties on future product sales. We believe the numerous and diverse funding sources available to our portfolio companies help to mitigate risk by reducing industry dependence on private equity markets. However, the presence of quality investors with experience in life science is a prerequisite to our consideration of any lending arrangement.

      During 2002, financings for life science companies decreased from 2001, and there were limited opportunities for companies to conduct initial public offerings. Other sources of capital such as secondary offerings, debt transactions and partnering arrangements continued to provide funding to the life science industry, although at reduced levels. While these recent events generate increased demand for our products, the decrease in the overall liquidity available in the life science industry has caused us to have a slower pace of investment during 2002. However, we believe that the life science industry will continue to grow, and as a result, there will be continuing demand for our lending products now and in the near future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Life Science Equipment Finance Sector

      Life science research and development is costly and equipment-intensive. Emerging-growth life science companies are motivated to finance their equipment needs to conserve their equity capital and reduce dilution. In general, private equity financings, collaborative research payments, government research grants and public equity markets create a market for our loans by generating the means for payment of our loans. New drugs and technologies remain very costly to research, develop and market, and life science companies must leverage their equity capital to finance long-term growth. To this end, equipment financing has emerged as a very effective means for firms to limit equity dilution while continuing to develop their products.

      We believe potential lenders and debt financiers who use traditional approaches to credit underwriting are not well equipped to serve this market. These early and expansion stage companies have a very different set of finance components that are tied more to the strength of their balance sheets and equity investors than to cash flow statements and revenues. We aim to reduce the risks associated with lending to these emerging-growth companies through the disciplined application of our underwriting approach, by obtaining senior secured positions on all collateral and by adopting a short-term amortizing structure for our loans. Moreover, because most of our portfolio companies often own protected intellectual property, the sale of the company or its intellectual property may be a potential downside exit strategy.

      There is a lengthy development cycle for our portfolio companies’ products. For this reason, we work primarily with private equity investors experienced in life science investing that have indicated a willingness and ability to make future investments in our portfolio companies. As a result, the performance of our portfolio does not depend directly upon the cycles of the overall private equity markets.

Business Strategy

Strategy

      We target private emerging-growth companies in the life science industry that meet certain criteria, including substantial ownership by experienced private equity investors, adequate assets for loan collateral, strong cash position, experienced management teams, intellectual property position, potential for growth and profitable operations, and potential opportunities for us to realize appreciation and gain liquidity in our equity position.

      We are a provider of equipment loans to emerging-growth life science companies that meet our lending criteria. We utilize our relationships with private equity investors and life science companies to identify and originate fully amortizing senior loans secured by first priority liens on equipment that is considered essential to our portfolio companies.

      We lend to emerging-growth companies at various development stages. The following are our growth and operational strategies:

•	Expand our marketing presence on the East Coast. We have hired two experienced marketing people to expand our presence on the East Coast.

•	Enter the West Coast market. Until recently, our management team has focused on the East Coast. Many of the private equity investors we have worked with have a nationwide presence. We have hired two people to focus exclusively on developing and expanding our West Coast presence. Our intention is that our new marketing personnel will leverage our management team’s existing contacts and expertise on the West Coast. To date, we have funded approximately $7,100,000 in loans on the West Coast.

•	Expand our marketing efforts. We are engaged in a variety of marketing activities to expand our presence in the life science industry. These activities include advertising in trade journals, attending and speaking at industry conferences and developing materials to market our company and its products.

•	Leverage our existing portfolio company relationships. We currently have open lines of credit, subject to certain conditions, with 28 life science companies with a total availability of approximately $81.8 million. At December 31, 2002 we have funded $46,600,000 in loans. We believe that several of these companies have the technology and the operational expertise to become market leaders and will need additional equipment in order to grow.

•	Build a portfolio of loans. We intend to build a portfolio of loans that will provide current income in the form of interest income and transaction fees as well as potential for equity appreciation through the warrants we expect to receive in our portfolio companies.

      We have identified certain characteristics that we believe are important in meeting our investment objective. The criteria listed below provide general guidelines for our lending decisions, although not all of these criteria may be followed in each instance:

•	Significant equity investor. We seek out businesses that have private equity investors that have a demonstrated track record and ability to validate new technologies and with an expressed willingness to provide future capital for the company. We believe that having a substantial equity sponsor that has made a meaningful investment in the business is a sign of a good borrowing candidate.

•	Collateral value of assets. We seek to collateralize our loans with equipment that is considered essential to our portfolio companies and their business plan.

•	Cash position. Many of our portfolio companies may not have operating revenues with which to repay our loans. We therefore consider the amount of cash held by the potential portfolio company and its potential to obtain additional financing in relation to its “burn rate,” or the amount of cash the potential portfolio company expends during a given period.

•	Experienced management team. We generally require that each portfolio company have a management team that is experienced. We generally require that a portfolio company has, at a minimum, a strong chief executive officer and chief financial officer who have demonstrated their ability to accomplish the portfolio company’s objectives and implement its business plan.

•	Intellectual property position. We expect our portfolio companies to demonstrate intellectual property protection of their core technologies. Life science patents are an important core value that both indicates potential future success and mitigates against potential downside loss.

•	Growth. A potential portfolio company generally is required to demonstrate a high potential for revenue growth. Anticipated growth is expected to be a key factor in determining the value ascribed to the warrants we acquire in connection with many of our loans.

•	Exit Strategy. Prior to making a loan, we analyze the potential for the portfolio company to experience a liquidity event that will allow us to realize value for our equity position. Liquidity events include, among other things, an initial public offering, a private sale of our financial interest, a merger or acquisition of the portfolio company or a purchase of our equity position by the portfolio company or one of its stockholders.

Underwriting Discipline

      We undertake a review process to select those portfolio companies we believe to have a strong credit profile and provide opportunities for growth. We review carefully the capital needs of our portfolio companies and allocate funding to the companies that continue to meet our lending criteria. Our senior secured loans are intended to provide predictable returns with a reduced risk of loss of principal and the potential for additional appreciation from the exercise of warrants to purchase stock in our portfolio companies and the sale of stock received upon exercise of the warrants.

      We routinely monitor the status of many life science companies in a variety of sectors through review of journals, attendance at conferences and through primary research on areas of specific interest. In addition, our senior management has developed relationships with consultants, advisors, entrepreneurs, bankers and venture capitalists that may serve as a useful context for our lending considerations. For companies presenting lending opportunities that meet our general lending criteria, we perform additional due diligence, including company and technology assessments, market analysis, competitive analysis, evaluation of management, risk analysis, and transaction size, pricing and structure analysis.

      Over the course of the lending relationship, we monitor our portfolio companies closely in order to determine whether or not they continue to meet our lending criteria. We may decline additional loans to portfolio companies that do not continue to meet our lending criteria. However, we expect to pursue additional funding of those portfolio companies we believe will perform well in the future in an effort to achieve greater positive yields overall.

      We believe that risk management is essential to achieving our investment objective, and we seek to manage our risk through portfolio diversification within the life science industry, in terms of both development stage and industry sector. Diversification is intended to decrease our risk exposure within any one sector of the life science industry and to offset the impact of loans to companies that default. We will also consider lending to a limited number of companies engaged in the development of technologies outside of life science. While no more than 25% of our capital will be lent to any one company, we do not anticipate imposing formal limits on the amount of our capital that may be lent to an individual portfolio company in order to ensure that our management has freedom to select optimal lending opportunities. We intend to focus on loans that will both provide yields and give the highest probability of full repayment.

Underwriting Process

Approval Process

      In selecting portfolio companies for financing, we conduct a preliminary evaluation by reviewing certain criteria that we deem important to the execution of loan transactions with emerging-growth life science companies. The criteria delineated below provide general parameters for lending considerations and decisions, although not all of such criteria may be followed in each instance.

      A preliminary evaluation involves a review of a prospective portfolio company’s business plan, business model, business sector, cash position, management histories, financial results and projections and private equity investment history and projections. Additionally, the value of the assets collateralizing our loans is an important factor in each investment decision. We use the liquidation value of the collateral in connection with this analysis. We place emphasis primarily upon tangible essential-use assets and, foremost, upon laboratory and other equipment. Upon successful completion of this preliminary evaluation, we make a determination as to whether to deliver a non-binding loan proposal.

      Upon the execution of a transaction proposal, we begin our in-depth due diligence process, which includes but is not limited to the following:

Management Team and Financial Sponsor

      We believe that due to the potentially lengthy time horizon for development of products, the existence of a strong management team and backing by an equity investor is extremely important. We expect to conduct, among other things:

•	interviews with management and private equity investors;

•	reviews of equity financing history (including prices per round and investors capital participation per round);

•	reviews of management’s track record of decision making with respect to product development and marketing, mergers and acquisitions, alliances, collaborations, R&D outsourcing and other strategic activities;

•	reviews of the board of director’s ownership and level of participation;

•	assessments of competition; and

•	reviews of exit strategies.

Financial Condition

      We also consider and review the prospective portfolio company’s financial condition. In our underwriting process, we emphasize, among other things:

•	evaluation of future financing needs and plans;

•	detailed analysis of financial performance;

•	cash-on-hand levels, actual and projected cash burn levels; and

•	review of assets and liabilities.

Technology Assessment

      We believe that it is important to conduct a review of a potential portfolio company’s technology and long-term market strategy. We believe that the developed technologies and the existence of patents often creates value for the companies we finance. For these reasons, we expect to emphasize:

•	evaluation of intellectual property position;

•	analysis of core science under development;

•	research and development (R&D) milestones;

•	assessment of collaborations and other scientific technology validations;

•	revenue and profitability projections;

•	clinical results; and

•	assessment of market and growth potential.

Collateral

      We seek to secure our loans with equipment that is considered essential to our portfolio companies and their business plan.

      Upon completion of these analyses, we will conduct an on-site visit with a facility tour led by a member of the portfolio company’s senior management team, usually its chief executive officer.

Documentation Process

      Each new portfolio company executes documentation establishing the general terms and conditions of any loan or lease financing draws to be executed. Fundings on the open lines of credit are performed using loans evidencing an independent loan or lease with a fixed interest rate and amortization period subject to the terms and conditions of the applicable loan agreement. Our average equipment loan totals approximately $500,000 and consists of a variety of equipment used principally in the laboratory. Prior to funding a loan, all components of the documentation are reviewed for compliance with the original transaction terms and the documents that are already in place. We complete credit and financial reviews for each portfolio company and must approve the result of those reviews prior to any loan funding. All loan draws are subject to acceptable review of collateral compliance and review of the portfolio company against our lending criteria.

Portfolio Monitoring and Risk Management

      We have several methods of evaluating and monitoring the performance and fair value of our loans and equity positions, including but not limited to the following:

•	the amortized value of the loans;

•	assessment of business development success, including product development, financings, net income and overall adherence to its business plan;

•	periodic and regular contact with management to discuss financial position, requirements and accomplishments;

•	periodic and regular formal update interviews with management and, if desired, lead equity investors; and

•	reviews of monthly and quarterly financial statements and financial projections for private and public portfolio companies, respectively.

      In addition to the aforementioned activities, we seek to maintain updated information on our portfolio companies to the extent available. We evaluate the financial statements of our private portfolio companies on a monthly basis and evaluate the financial statements of our public portfolio companies on a quarterly basis. We assess audited statements on an annual basis and capitalization tables and financial projections on an as-available basis for our portfolio companies.

Investment Rating System

      In addition to various risk management and monitoring tools, we also use an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale. Below is a description of the conditions associated with each investment rating.

Rating	Summary Description

1	Capital gains expected
2	Full return of principal and interest expected with customer performing in accordance with plan
3	Full return of principal and interest expected but customer requires closer monitoring
4	Some loss of interest expected but still expecting an overall positive internal rate of return on the investment
5	Loss of interest and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

      The management team monitors and, when appropriate, changes the investment ratings. The investment ratings are reviewed at least quarterly.

Loan Servicing Procedures

      We currently use software to monitor the progress of a transaction through the documentation process and to provide servicing information, invoicing, collection and aging status. We receive updated financial information regarding our portfolio companies and intend to review that information on at least a quarterly basis. Emerging-growth businesses may have limited financial resources and may be unable to repay our loans to them. A portfolio company’s ability to repay its loan may be adversely affected by numerous factors, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. We generally provide provisions in our loan documentation that contain covenants that protect us in the case of default by a borrower. These protections generally do not include positive or negative financial covenants. See “Risk Factors.”

      Loans that are 60 days or more overdue will be classified as delinquent accounts. We will generally attempt to work with the portfolio company’s management and its investors to rehabilitate, rather than liquidate delinquent accounts, provided that such actions are consistent with preserving the value of our collateral to minimize losses on the loan obligations. If we ultimately repossess our loan collateral, we intend to work with the portfolio company, its equity investors and third parties to sell the collateral to other companies having similar equipment needs with an intention of maximizing the resale value of the collateral.

      While we seek to reduce our secondary equipment market risks by structuring our loans as fully amortizing senior loans and do not expect to rely on the residual value of equipment for transaction yield purposes, we expect defaults to occur. All loans in which payments are more than 90 days overdue will be classified as in default.

Competition

      We face competition from banks and other financial services companies with, in many instances, greater financial resources than us. Leading competitors include GATX Ventures, General Electric Capital Corporation, Transamerica Technology Finance, Silicon Valley Bank and Comerica Bank. We believe that we have a competitive lending product due to our equipment-secured fully-amortizing loans, flexibility, responsiveness and customer service. Moreover, we believe that our network of relationships with executives in the life science industry and with private equity investors significantly reduces traditional barriers to entry for us and is a substantial source of new business growth for us. In addition to these factors, we believe that our emphasis in the life science market makes us one of the only equipment lenders that specializes in meeting the equipment finance needs of private, emerging-growth life science companies.

Employees

      We currently have 13 employees, 4 of whom are responsible for identifying and originating our transactions. We believe that our relations with our employees are excellent.

Temporary Investments

      Prior to making the loans contemplated above, we will invest, either directly or indirectly, otherwise uninvested cash primarily in cash, cash items, government securities or high quality debt securities maturing in one year or less from the time of investment, which we refer to collectively as temporary investments, so that 70% of our assets will be qualifying assets. See “Regulation as a Business Development Company.” Typically, we will invest in U.S. Treasury bills or in repurchase obligations of a “primary dealer” in government securities, as designated by the Federal Reserve Bank of New York, or of any other dealer whose credit has been established to the satisfaction of the board of directors. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. If the seller were to default on its repurchase obligation, we might suffer a loss to the extent that the proceeds from the sale of the underlying security were less than the repurchase price. Also, a seller’s bankruptcy could delay or prevent a sale of the underlying securities.

Potential Hedging Activities

      A portion of our income depends upon the difference between the rate at which we borrow funds and the rate at which we loan these funds. We anticipate using a combination of equity and long-term and short-term borrowings to finance our lending activities. Currently, we expect all of the loans in our portfolio to be at fixed rates. We may seek to hedge against the risk of adverse movement in interest rates on our borrowings relative to our portfolio of assets to the extent permitted by the 1940 Act. We would expect to hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts.

CONVERSION TO BUSINESS DEVELOPMENT COMPANY STATUS AND

REGULATED INVESTMENT COMPANY STATUS

      From our formation in October 2001 until December 31, 2002, we have been taxed as an ordinary corporation under Subchapter C of the Internal Revenue Code. In connection with our December 31, 2002 election to be regulated as a BDC under the 1940 Act, we intend to elect to be treated as a RIC for the year ending December 31, 2003.

      Our conversion to BDC and RIC status will require us to take a number of actions and make changes to our activities and policies. Some of the most important of these actions and changes are outlined below.

Financial Accounting and Reporting Considerations

      Our election to be regulated as a BDC under the 1940 Act and our intended election to be treated as a RIC under Subchapter M of the Internal Revenue Code have required us to change some of the accounting principles used to prepare our financial statements. As a BDC and a RIC, our financial statements are prepared in accordance with Article 6 of Regulation S-X, which will result in the changes discussed below.

As a BDC, we report our investments at market value or fair value with changes in value reported through our statement of operations.

      In accordance with the requirements of Article 6 of Regulation S-X, we report all of our investments, including loans, at market value, or for investments that do not have an ascertainable market value, the fair value determined in good faith by our board of directors, with changes in these values reported through our consolidated statement of operations under the caption of “unrealized appreciation (depreciation) on investments.” See “Determination of Net Asset Value.” Prior to our election to be regulated as a BDC, we reported changes in the value of our marketable equity securities through our accumulated comprehensive income, which is a component of shareholders’ equity in accordance with SFAS No. 115. Prior to our election to be regulated as a BDC, we also reported all of our loans at cost as adjusted by charge-offs, and maintained an allowance for loan losses for inherent losses in the loan portfolio. As a BDC, we have eliminated the allowance for loan losses and, consistent with our accounting policies, will record unrealized appreciation and depreciation that will increase or decrease the carrying value of individual assets. For the year ended December 31, 2002, we recorded unrealized depreciation of $28,331. As a BDC, we will make assessments of impairments or appreciations and will reduce or increase our value for investments we determine to be impaired or appreciated.

Our income tax expense should be substantially reduced or eliminated.

      We intend to elect to be regulated as a RIC under Subchapter M of the Internal Revenue Code for the year ending December 31, 2003. This election should substantially reduce or eliminate the corporate-level federal income tax we will be required to pay after January 1, 2003. So long as we meet certain source of income and diversification and minimum distribution requirements, we generally should be required to pay income taxes only on the portion of our taxable income we do not distribute (or treat as deemed distributed) and certain built-in gains. See “Certain U.S. Federal Income Tax Considerations.” For the fiscal year ended December 31, 2002, we will be taxed as an ordinary corporation. We expect to pay approximately $47,000 in income taxes related to income as a C Corporation for the year ended December 31, 2002. Any capital gains distributed to stockholders through December 31, 2002, will, when distributed, be taxed as ordinary income (and not as capital gains, as would have been the case had we been taxed as a RIC).

We are now subject to limitations on borrowing.

      As a BDC, we are required to meet a coverage ratio of total senior securities of at least 200%. For this purpose, senior securities include all borrowings and any preferred stock we may issue in the future.

Declaration and Payment of Dividends Representing Retained Earnings

      To qualify as a RIC for federal income tax purposes, we cannot have any “earnings and profits” (as determined for federal income tax purposes) from our operations prior to the effectiveness of our election to be taxed as a RIC. We intend to meet this requirement by making a distribution in early 2003. The actual amount of the dividend will be based on a number of factors, including our results of operations for the quarter ended December 31, 2002. The dividend of our accumulated earnings and profits will be taxable to stockholders as ordinary income.

Change in Dividend Policy

      As a corporation taxed under Subchapter C of the Internal Revenue Code, we have paid two dividends: a dividend of $0.02 per share was paid on September 30, 2002 to stockholders of record as of September 15, 2002, and a dividend of $0.03 per share was paid on December 31, 2002 to stockholders of record as of December 15, 2002. As a RIC, we intend to distribute to our stockholders all of our income, except for certain net capital gains. We intend to make deemed distributions to our stockholders of any retained net capital gains. If this happens, stockholders will be treated as if they received an actual distribution of the capital gains and reinvested the net after-tax proceeds in us. Stockholders may also be able to claim a tax credit (or, in certain circumstances, a tax refund) equal to such stockholder’s allocable share of the tax we pay on the deemed distribution. No tax credit (or tax refund) will be available for taxes we pay on any net built-in gains recognized upon the disposition of any built-in gain assets within 10 years of the conversion to a RIC, regardless of the amount of the net built-in gains we distribute. See “Certain U.S. Federal Income Tax Considerations.”

Adoption of 1940 Act Requirements

      We elected to be regulated as a BDC on December 31, 2002. As a result of that election, we are required to have a majority of directors who are not “interested” persons of Oxford under the 1940 Act. We have appointed directors so that our board has the required majority. As a BDC, we are subject to operational and regulatory requirements which affect our business. In order to ensure that we are in compliance with applicable regulations we have appointed a chief compliance officer. See “Regulation as a Business Development Company.” Prior to our election to be regulated as a BDC, our board took action to comply with the 1940 Act, including the adoption of a code of ethics, fidelity bond and custody arrangements. Our board will periodically review our compliance with the regulatory requirements applicable to BDCs.

DETERMINATION OF NET ASSET VALUE

      As a BDC, the net asset value per share of our outstanding shares is required to be determined quarterly, as soon as practicable after and as of the end of each calendar quarter, by dividing the value of total assets minus liabilities by the total number of shares outstanding at the date as of which the determination is made.

      In calculating the value of our total assets, securities that are traded in the over-the-counter market or on a stock exchange are valued at the prevailing market price on the valuation date, unless the securities are subject to a restriction that requires a discount from such price, which is determined in good faith by our board of directors. All other securities are valued at fair value as determined in good faith by the board of directors.

      At December 31, 2002, our loans are carried at fair value. In making such a determination, for loans which no public trading market exists, the board of director’s values loans at original cost less principal repayment, unless economic, industry, or company fundamentals have deteriorated to the degree that the market value or repayment expectation indicates otherwise. The board considered the following factors: enterprise value, enterprise performance asset liquidation, collateral value, comparable loan purchases/ sales, or other sources of repayment.

      At December 31, 2002, our equity securities are carried at fair value. These equity securities are warrants in non-public companies and typically have an exercise price equal to the price of the stock as determined in the most recent equity round of financing. On a quarterly basis, the board establishes the fair value of warrants based on an assessment and review of the borrower’s business performance. The board will consider subsequent rounds of financing that establish a third-party confirmation of value. In the absence of a new round of financing consideration is given to the portfolio company’s performance.

      A significant portion of our assets will consist of securities carried at fair values determined by our board of directors. Determination of fair values involves subjective judgment not susceptible to substantiation by auditing procedures. Accordingly, under current auditing standards, the notes to our financial statements will refer to the uncertainty with respect to the possible effect of such valuations on our financial statements.

PORTFOLIO COMPANIES

      As of December 31, 2002, we have funded 91 loans to 28 portfolio companies. Under the terms of our arrangements with the portfolio companies set forth below, we generally have the right, through our assignees, to invest in these companies; however, we have not exercised such right in any of our portfolio companies. See “Regulation as a Business Development Company.” The warrants we hold represent, in each instance, less than 1% of the company issuing the warrants. The following table sets forth information about our portfolio companies.

	Nature of Principal	Title of Securities
Name and Address of Portfolio Company	Business	Held by the Company	Cost	Fair Value

3-Dimensional Pharmaceuticals, Inc.(1) Three Lower Makefield Corporate Ctr. 1020 Stony Hill Road, Suite 300 Yardley, Pa 19067	Drug Discovery	Senior Debt	$6,502,591	$6,502,591

AlphaVax, Inc. 2 Triangle Drive Research Triangle Park, North Carolina 27709-0307	Vaccines	Senior Debt	420,855	420,855

Altus Biologics Inc. 625 Putnam Avenue Cambridge, MA 02139-4807	Enabling Technology	Senior Debt Warrants to Purchase Common Stock	1,635,030 39,165	1,635,030 39,165

Ambit Biosciences Corporation 9875 Towne Center Drive Suite 100 San Diego, CA 92121	Therapeutics	Senior Debt Warrants to Purchase Preferred Stock	405,094 10,915	405,094 10,915

Amphora Discovery Corporation 800-4 Capital Drive Durham, NC 27713	Enabling Technology	Senior Debt Warrants to Purchase Common Stock	2,770,639 47,218	2,770,639 18,887

Ardent Pharmaceuticals 2202 Ellis Rd., Suite B Durham, NC 27703	Therapeutics	Senior Debt Warrants to Purchase Common Stock	122,205 6,178	122,205 6,178

Athenix, Inc. 2202 Ellis Rd., Suite B Durham, NC 27703	Agriculture Biotechnology	Senior Debt Warrants to Purchase Preferred Stock	355,189 20,018	355,189 20,018

Axya Medical, Inc. 100 Cummins Center Suite 444C Beverly, MA 01915	Medical Devices	Senior Debt	72,448	72,448

Beyond Genomics, Inc. 40 Bear Hill Road Waltham, MA 02451	Therapeutics	Senior Debt Warrants to Purchase Common Stock	1,667,205 64,485	1,667,205 64,485

Cellular Genomics Inc. 36 East Industrial Road Branford, CT 06405	Genomics	Senior Debt Warrants to Purchase Preferred Stock	3,006,079 172,054	3,006,079 172,054

	Nature of Principal	Title of Securities
Name and Address of Portfolio Company	Business	Held by the Company	Cost	Fair Value

ChemCodes Inc. 230 Englert Dr., Suite G Durham, NC 27713	Enabling Technology	Senior Debt Warrants to Purchase Common Stock	$630,357 25,460	$630,357 25,460

Cogent Neuroscience, Inc. 4321 Medical Park Drive Durham, NC 27704	Enabling Technology	Senior Debt	533,144	533,144

Cropsolution, Inc. 991 Aviation Parkway Research Triangle Park, NC 27709	Agriculture Biotechnology	Senior Debt Warrants to Purchase Common Stock	1,098,360 47,608	1,098,360 47,608

Dynogen Pharmaceuticals, Inc. 31 St. James Place Suite 905 Boston, MA 02116	Therapeutics	Senior Debt Warrants to Purchase Preferred Stock	236,371 7,590	236,371 7,590

Elixir Pharmaceuticals, Inc. One Kendall Square Building 1000, Fifth Floor Cambridge, MA 02139	Genomics	Senior Debt Warrants to Purchase Common Stock	424,710 15,910	424,710 15,910

Entelos, Inc. 4040 Campbell Avenue, Suite 200 Menlo Park, CA 94025	Enabling Technology	Senior Debt	751,375	751,375

Icagen, Inc. 4222 Emperor Blvd, Suite 350 Durham, N.C. 27703	Therapeutics	Senior Debt	476,509	476,509

Infinity Pharmaceuticals, Inc. 780 Memorial Drive Cambridge, MA 02139	Therapeutics	Senior Debt Warrants to Purchase Preferred Stock	2,178,347 41,205	2,178,347 41,205

LipoScience, Inc. 2500 Sumner Blvd. Raleigh, NC, 27616	Diagnostics	Senior Debt Warrants to Purchase Common Stock	2,507,954 87,755	2,507,954 87,755

Locus Discovery, Inc. Four Valley Square 512 Township Line Road Blue Bell, Pennsylvania 19422	Drug Discovery	Senior Debt Warrants to Purchase Common Stock	3,473,822 166,244	3,473,822 166,244

Memory Pharmaceuticals Corp. 100 Philips Parkway Montvale, New Jersey 07645	Drug Discovery	Senior Debt Warrants to Purchase Common Stock	1,735,330 82,453	1,735,330 82,453

Microbia, Inc. One Kendall Square Building 1400W Cambridge, Massachusetts 02139	Enabling Technology	Senior Debt	1,499,315	1,499,315

Nobex Corporation 617 Keystone Park Business Center Research Triangle Park, NC 27709	Drug Discovery	Senior Debt Warrants to Purchase Preferred Stock	329,840 15,275	329,840 15,275

	Nature of Principal	Title of Securities
Name and Address of Portfolio Company	Business	Held by the Company	Cost	Fair Value

Plexxikon, Inc. 91 Bolivar Drive Suite A Berkeley, CA 94710	Enabling Technology	Senior Debt Warrants to Purchase Preferred Stock	$1,691,146 44,091	$1,691,146 44,091

Protometrix, Inc. 66 High Street Guilford, CT 06437	Enabling Technology	Senior Debt Warrants to Purchase Preferred Stock	776,546 49,618	776,546 49,618

Structural GenomiX, Inc. 10505 Roselle Street San Diego, CA 92121	Drug Discovery	Senior Debt Warrants to Purchase Common Stock	3,511,940 79,033	3,511,940 79,033

TransMolecular, Inc. 3800 Colonnade Parkway Suite 240 Birmingham, Alabama 35243	Therapeutics	Senior Debt Warrants to Purchase Preferred Stock	129,061 6,004	129,061 6,004

U.S. Genomics	Genomics	Senior Debt	553,333	553,333

6H Gill Street
Woburn, Massachusetts 01801
Total			$40,523,074	$40,494,743

(1)	3-Dimensional Pharmaceuticals, Inc. is a publicly traded company.

REGULATION AS A BUSINESS DEVELOPMENT COMPANY

      We elected to be regulated as a BDC under the 1940 Act on December 31, 2002. See “Conversion to Business Development Company and Regulated Investment Company Status.” A BDC is a closed-end investment company that primarily focuses on investing in or lending to private or smaller public U.S. companies and making managerial assistance available to them. A BDC uses capital provided by public stockholders and from other sources to invest in growing small businesses. An investment in a publicly traded BDC provides stockholders with the liquidity of a publicly traded stock, while providing the opportunity to share in the possible benefits of investing in privately owned small- and medium-sized companies.

      As a BDC, we cannot acquire any asset other than “qualifying assets” unless, at the time we make the acquisition, the value of our qualifying assets represents at least 70% of the value of our total assets. The principal categories of qualifying assets relevant to our business are:

•	Securities of an eligible portfolio company that are purchased in transactions not involving any public offering. An eligible portfolio company is defined under the 1940 Act to include any issuer that:

•	is organized and has its principal place of business in the United States,

•	is not an investment company or a company operating pursuant to certain exemptions under the 1940 Act other than a small business investment company wholly owned by a business development company, and

•	does not have any class of publicly traded securities with respect to which a broker may extend margin credit;

•	Securities received in exchange for or distributed with respect to securities described in the bullet above or pursuant to the exercise of options, warrants, or rights relating to those securities; and

•	Cash, cash items, government securities, or high quality debt securities (as defined in the 1940 Act), maturing in one year or less from the time of investment.

      To include certain securities described above as qualifying assets for the purpose of the 70% test, a BDC must offer to make available to the issuer of those securities significant managerial assistance such as providing guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company. We offer to provide managerial assistance to each portfolio company.

      As a BDC, we are required to meet a coverage ratio of the value of total assets to total senior securities, which include all of our borrowings and any preferred stock we may issue in the future, of at least 200%.

      We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our board of directors who are not interested persons and, in some cases, prior approval by the SEC.

      We will be periodically examined by the SEC for compliance with the 1940 Act.

      As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our directors are required to be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to the company or our shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

      We have adopted a Code of Ethics that establishes procedures for personal investments and restricts certain transactions by the Company’s personnel prior to our election to be regulated as a BDC. A copy of the Code of Ethics has been filed as an exhibit to this registration statement.

      As a BDC, we will not be able to change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a “majority of the outstanding voting securities,” as defined in the 1940 Act, of our shares. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of such company’s shares present at a meeting if more than 50% of the outstanding shares of such company are present and represented by proxy, or (ii) more than 50% of the outstanding shares of such company.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our shares. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including a stockholder who received our common stock through the grant of restricted stock or otherwise as compensation, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts and financial institutions. This summary assumes that investors hold our common stock as capital assets. The discussion is based upon the Internal Revenue Code, treasury regulations, and administrative and judicial interpretations, each as of the date of this registration statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not and will not seek any ruling from the Internal Revenue Service regarding this offering. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

      A “U.S. stockholder” generally is a beneficial owner of common stock who is any one of the following:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust subject to the supervision of a court within the United States and the control of a United States person.

      A “Non-U.S. stockholder” is a beneficial owner of common stock that is not a U.S. stockholder for U.S. federal income tax purposes. An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of as a nonresident, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, a stockholder would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. U.S. residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

      Tax matters are very complicated and the tax consequences to an investor of an investment in us will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Election to be Taxed as a RIC

      We were formed on October 23, 2001, and since that time have been subject to tax as an ordinary corporation under Subchapter C of the Internal Revenue Code. Effective as of January 1, 2003 we intend to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code. If we qualify as a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders as dividends. From the date hereof through the effective date of our election to be treated as a RIC, we will continue to be taxed as an ordinary corporation. To qualify as a RIC, we must, among other things qualify as a BDC and meet certain source-of-income and asset diversification requirements. In addition, we must distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our ordinary income plus the excess of net realized short-term capital gains over net realized long-term capital losses (the “Annual Distribution Requirement”).

      By the end of our first taxable year as a RIC, we must also eliminate the “earnings and profits” accumulated while we were taxable under Subchapter C, if any. We intend to accomplish this by paying to our stockholders one or more cash dividends representing substantially all of our accumulated earnings and profits, if any, for the period from our inception through the date on which our RIC election becomes effective. The amount of any dividends will be based on a number of factors, including our results of operations through the date on which our RIC election becomes effective. Any dividend of our accumulated earnings and profits would be taxable to stockholders as ordinary income. These dividends, if any, would be in addition to the dividends we intend to pay of at least 90% of our investment company taxable income to satisfy the Annual Distribution Requirement.

      As of the effective date of our election to be treated as a RIC, we may hold assets (including intangible assets not reflected on the balance sheet, such as goodwill) with “built-in gain,” which are assets whose fair-market value as of the effective date of the election exceed their tax basis. Under applicable law, unless we elect to recognize and pay a corporate-level tax on all our net built-in gain as of the date we become a RIC, we will incur a corporate-level tax on any such net built-in gain we recognize within 10 years after the effective date of our election to be treated as a RIC. Any such corporate-level tax generally would be payable with respect to our taxable years during which we sell such built-in gain assets in taxable transactions. The amount of this tax, if any, will vary depending on the assets that are actually sold by us in this 10-year period, the actual amount of net built-in gain or loss present in those assets at the time of our election to be treated as a RIC, and applicable tax rates for such taxable years. Any built-in gains recognized within 10 years after the effective date of our election to be treated as a RIC (net of corporate taxes we pay on those gains) will be treated as long-term or short-term capital gains (depending on the applicable holding period) and includible in our income together with any other long-term or short-term capital gains.

Taxation as a Regulated Investment Company

      If we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement;

      then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (i.e., net long-term capital gains in excess of net short-term capital losses) we distribute to stockholders, other than any built-in gain recognized within 10 years after the effective date of our election to be treated as a RIC. We will be subject to U.S. federal income tax at the regular corporate rate on any income or capital gain not distributed (or deemed distributed) to our stockholders.

      We will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income of RICs unless we distribute in a timely manner an amount at least equal to the sum of (i) 98% of our ordinary income for each calendar year, (ii) 98% of our capital gain net income for the one-year period ending October 31 in that calendar year, and (iii) any income realized, but not distributed, in prior years (the “Excise Tax Avoidance Requirement”). We generally will endeavor in each taxable year to make sufficient distributions to satisfy the Excise Tax Avoidance Requirement.

      In order to qualify as a RIC for federal income tax purposes, we must, among other things:

•	qualify as a BDC under the 1940 Act at all times during each taxable year;

•	derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•	at least 50% of the value of our assets consists of cash, cash items, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•	no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable Internal Revenue Code rules, by us and that are engaged in the same or similar or related trades or businesses (the “Diversification Tests”).

      We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount, we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We also may have to include in income other amounts that we have not yet received in cash, such as payment-in-kind interest and deferred loan origination fees that are paid after origination of the loan or are paid as non-cash compensation such as warrants or stock. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in the amount of that non-cash income in order to satisfy the Annual Distribution Requirement, even though we will not have received any cash representing such income.

      Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (i) the illiquid nature of our portfolio and/or (ii) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

      If we fail to satisfy the Annual Distribution Requirement or otherwise fail to qualify as a RIC in any taxable year, we will be subject to tax in that year on all of our taxable income, regardless of whether we make any distributions to our stockholders. In that case, all of our income will be subject to corporate-level federal income tax, reducing the amount available to be distributed to our stockholders, and all of our distributions to our stockholders will be characterized as ordinary income (to the extent of our current and accumulated earnings and profits). In contrast, following the effective date of our election to be treated as a RIC, our corporate-level federal income tax should be substantially reduced or eliminated, and, as explained below, a portion of our distributions or deemed distributions may be characterized as long-term capital gain in the hands of stockholders. From the date hereof through the date on which our election to be treated as a RIC becomes effective, we will continue to be taxed as an ordinary corporation under Subchapter C. See “Election to be Taxed as a RIC” above.

      The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Taxation of U.S. Stockholders

      Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder. For a summary of the tax rates applicable to capital gains, including capital gain dividends, see the discussion below.

      We currently intend to retain some or all of our net capital gains, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include his, her, or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her, or its allocable share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s cost basis for his, her, or its common stock. Since we expect to pay tax on any retained capital gains at our regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual U.S. stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for federal income tax. A U.S. stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant tax year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

      We may be subject to the alternative minimum tax (“AMT”). In determining our AMT liability, any items that are treated differently for AMT purposes must be apportioned between us and our stockholders. Any such items apportioned to our stockholders must be included by our stockholders for purposes of determining their AMT liability and may affect our stockholders’ AMT liabilities. Although regulations explaining the precise method of apportionment have not yet been issued by the Internal Revenue Service, we intend in general to apportion these items in the same proportion that dividends paid to each stockholder bear to our taxable income (determined without regard to the dividends paid deduction), unless we determine that a different method for a particular item is warranted under the circumstances.

      For purposes of determining (i) whether the Annual Distribution Requirement is satisfied for any year and (ii) the amount of capital gains dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made and any capital gain dividend will be treated as a capital gain dividend to the U.S. stockholder. However, any dividend declared by us in October, November, or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the dividend was declared.

      Investors should consider the tax implications of buying common stock just prior to a distribution. Even if the price of the common stock includes the amount of the forthcoming distribution, an investor will be taxed upon receipt of the distribution and will not be entitled to offset the distribution against the tax basis in his, her or its common stock.

      As indicated above, one requirement to qualify as a RIC is that, by the end of our first taxable year as a RIC, we must eliminate the earnings and profits accumulated while we were taxable under Subchapter C of the Internal Revenue Code. We intend to accomplish this by paying to our stockholders one or more cash dividends representing all of our accumulated earnings and profits, if any, for the period from our inception through the effective date of our election to be treated as a RIC. The amount of any such dividends will be treated as ordinary income by our stockholders, and our stockholders will include such dividends in their income when received (or constructively received). The actual amount of the dividends, if any, will be based on a number of factors, including our results of operations through the effective date of our election to be treated as a RIC.

      Investors may recognize taxable gain or loss if they sell or exchange our common stock. The amount of the gain or loss will be measured by the difference between their adjusted tax basis in the common stock and the amount of the proceeds received in exchange for such stock. Any gain or loss arising from or, in the case of distributions in excess of earnings and profits, treated as arising from the sale or exchange of our common stock generally will be a capital gain or loss. This capital gain or loss normally will be treated as a long-term capital gain or loss if an investor has held the common stock for more than one year. Otherwise, it will be classified as a short-term capital gain or loss. However, any capital loss arising from the sale or exchange of common stock held for six months or less generally will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received, or treated as deemed distributed, with respect to such stock. For this purpose, special rules of the Internal Revenue Code generally apply in determining the holding period of such stock. In addition, all or a portion of any loss realized upon a taxable disposition of our common stock may be disallowed if other shares of our common stock are purchased within 30 days before or after the disposition.

      In general, individual U.S. stockholders currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain, i.e., the excess of net long-term capital gain over net realized short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Internal Revenue Code. Corporate stockholders generally may not deduct any net capital losses for a year, but may carryback such losses for three years or carry forward such losses for five years.

      We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the Internal Revenue Service. Distributions may also be subject to additional state, local, and foreign taxes depending on a U.S. stockholder’s particular situation. Dividends distributed by us generally will not be eligible for the dividends-received deduction.

      We may be required to withhold U.S. federal income tax (“backup withholding”) at a 30%-rate from all taxable distributions to any non-corporate U.S. stockholder (i) who fails to furnish us with a correct taxpayer identification number or a certificate that such shareholder is exempt from backup withholding, or (ii) with respect to whom the Internal Revenue Service (“IRS”) notifies us that such shareholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is provided to the IRS.

Taxation of Non-U.S. Stockholders

      Whether an investment in the shares is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. Non-U.S. stockholders should consult their tax advisors before investing in our common stock.

      Distributions of our “investment company taxable income” to Non-U.S. stockholders will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder, and, if an income tax treaty applies, attributable to a permanent establishment in the United States, in which case the distributions will be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors. The cash dividend(s) we intend to pay to our stockholders representing all of our accumulated earnings and profits, if any, for the period from our inception through the effective date of our election to be treated as a RIC, will be taxable to Non-U.S. stockholders in the same manner as distributions of our investment company taxable income.

      Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale or redemption of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder and, if an income tax treaty applies, as attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States.

      If we distribute our net capital gains in the form of deemed rather than actual distributions (which we currently intend to do), a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale or redemption of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, investment in the shares may not be appropriate for a Non-U.S. stockholder.

      A Non-U.S. stockholder who is a nonresident alien individual, and who is otherwise subject to withholding of U.S. federal tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or the Non-U.S. stockholder otherwise establishes an exemption from backup withholding.

      Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local, and foreign tax, consequences of an investment in the shares.

Failure to Qualify as a RIC

      If we were unable to qualify for treatment as a RIC, we would be subject to tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions would be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Internal Revenue Code, corporate distributees would be eligible for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.

RISK FACTORS

      We are a newly organized corporation with little operating history. We are a newly organized corporation with little operating history. There can be no assurance that we will be able to successfully operate our business as described in this registration statement or to meet our investment objective.

      We are dependent upon our key management personnel for our future success, particularly Mr. Philbrick. We are dependent on the diligence, skill and network of business contacts of J. Alden Philbrick, IV, our founder, President and Chief Executive Officer and the other management members for the identification, underwriting, structuring, closing and monitoring of our loan transactions. Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Mr. Philbrick. The departure of any of our executive officers or key employees could have a material adverse effect on our ability to implement our business plan and to achieve our investment objective.

      We cannot predict our future capital needs and we may not be able to secure additional financing. We currently anticipate that the proceeds from our private placement will be sufficient to meet our anticipated operating expenses for the next 12 months. We will need to raise additional funds in the future in order to execute our business plan. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available, we will be unable to make new loans, respond to competitive pressures or take advantage of other opportunities, any of which would have a material adverse effect on our business, results of operations and financial condition.

      Changes in laws or regulations governing our operations may adversely affect our business. Changes in the laws or regulations, or interpretations of the laws and regulations that govern BDCs, RICs or non-depository commercial lenders could significantly affect our operations and our cost of doing business. We are subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect our operations, including our loan originations, maximum interest rates, fees and other charges, disclosures to customers, the terms of secured transactions, collection and foreclosure procedures, and other trade practices. If these laws, regulations or decisions change or if we expand our business into jurisdictions that have adopted more stringent requirements than those in which we currently conduct business, we may have to incur significant expenses in order to comply, or we might have to restrict our operations. In addition, if we do not comply with applicable laws, regulations or decisions, we may lose licenses and be subject to civil fines and criminal penalties. For additional information regarding certain regulations we are subject to under the 1940 Act, see “Regulation as a Business Development Company.”

Risks Related to our Business and Financial Results

      Our loans to emerging-growth life science companies are extremely risky. Loans to private emerging-growth life science companies are subject to a number of significant risks, including the following:

•	Emerging-Growth Businesses May Have Limited Financial Resources and May Be Unable to Repay Our Loans to Them. Our strategy includes providing financing to portfolio companies that typically is not readily available to them. While we believe that this provides an attractive opportunity for us to generate profits, this may make it difficult for our portfolio companies to repay their loans to us. A portfolio company’s ability to repay its loan may be adversely affected by numerous factors, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a portfolio company’s financial condition and prospects usually will be accompanied by a deterioration in the value of any collateral.

•	Emerging-Growth Businesses Typically Have Narrower Product Lines and Smaller Market Shares Than Large Businesses. Because our target portfolio companies are emerging-growth companies, they may tend to be more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. In addition, our portfolio companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities, and a larger number of qualified managerial and technical personnel.

•	There Is Generally No Publicly Available Information About These Businesses. Because we seek to make loans to privately owned businesses, there is generally little or no publicly available operating and financial information about our portfolio companies. As a result, we rely on our officers, other employees and consultants to perform “due diligence” investigations about these portfolio companies, their operations and their prospects. We may not learn all of the material information we need to know regarding these businesses through our investigation.

•	Our Portfolio Companies May Not Have Developed Products. Emerging-growth life science companies generally have lengthy product development requirements. Our portfolio companies may not have products developed that are currently available to market, and there may be significant development activities necessary to bring any products to market, and significant delays may be incurred during the research and development process. Regulatory approvals necessary to commercialize their products may cause further delays or prevent introduction of some or all of their products. In the event our portfolio companies are unable to bring their products to market in a timely manner and establish sufficient revenues for operations (or otherwise obtain outside financing), they may be unable to pay their loan payments to us or continue in business.

•	Many of Our Portfolio Companies Will Not Have Revenues or Cash Flow Attributable to Operations. Often, we will make loans to companies that have no revenue stream or cash flows from operations and that are dependent on outside financing to continue operations and to satisfy our loan payments. Many traditional financing opportunities are not available to our portfolio companies, and in the event these companies are unable to obtain outside financing and are unable to generate revenues or other cash flow internally, they may be unable to pay their loan payments to us, which could have a material adverse effect on our financial condition and results of operations.

•	Emerging-Growth Businesses Generally Have Less Predictable Operating Results. We expect that our portfolio companies may have significant variations in their operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, may require substantial additional capital to support their operations to finance expansion or to maintain their competitive position, may otherwise have a weak financial position or may be adversely affected by changes in the business cycle. Our portfolio companies may not meet net income, cash flow and other coverage tests typically imposed by their senior lenders. A portfolio company’s failure to satisfy financial or operating covenants imposed by senior lenders could lead to defaults and, potentially, foreclosure on its senior credit facility, which could additionally trigger cross-defaults in other agreements. If this were to occur, it is possible that the portfolio company’s ability to repay our loan would be jeopardized.

•	Emerging-Growth Businesses Are More Likely to Be Dependent on One or Two Persons. Typically, the success of an emerging-growth business depends, among other things, on the management talents and efforts of one or two persons or a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on their ability to repay our loan.

•	Emerging-Growth Businesses Are Likely to Have Greater Exposure to Economic Downturns Than Larger Businesses. We expect that our portfolio companies will have fewer resources than larger businesses and an economic downturn is more likely to have a material adverse effect on them. If our portfolio companies are adversely impacted by an economic downturn, their ability to repay our loan would be diminished, which would have a material adverse impact on us.

•	Emerging-Growth Businesses May Have Limited Operating Histories. We intend to make loans to new companies that meet our other lending criteria. Portfolio companies with limited operating histories will be exposed to all of the operating risks that are faced by new businesses and may be particularly susceptible to, among other risks, market downturns, competitive pressures and the departure of key executive officers.

      We may not realize gains from our warrants. When we make a loan, we generally expect to receive warrants to purchase stock issued by the portfolio company. Our goal is to ultimately dispose of these equity interests (either by selling the warrants or by exercising the warrants and selling the shares of stock received upon exercise) and to realize gains upon our disposition of such equity interests. However, the warrants (or underlying shares) we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests and any gains that we do recognize on the disposition of equity interests may not be sufficient to offset losses we experience on our loan portfolio. Because our loans and the warrants we expect to receive from our portfolio companies are not publicly traded, there will be uncertainty regarding the value of our privately held securities that could adversely affect our determination of our net asset value.

      The lack of liquidity of our privately held securities may adversely affect our business. The securities we expect to acquire in connection with our lending activities will typically be acquired in private transactions directly from portfolio companies. Substantially all of these securities will be subject to restrictions on resale, including, in some instances, legal restrictions, or will otherwise be less liquid than publicly traded securities. The illiquidity of our portfolio securities may make it difficult for us to obtain cash equal to the value at which we record those securities if the need arises. In addition, if we are required to quickly liquidate all or a portion of our portfolio securities, we may realize significantly less than the value at which we have previously recorded those securities.

      Our portfolio will initially be concentrated in a limited number of private emerging-growth life science companies, which subjects us to an increased risk of significant loss if any one of these companies does not repay us or if the life science industry experiences a downturn. We have outstanding loans to approximately 22 companies as of September 30, 2002. A consequence of having a limited number of loans is that the aggregate returns we realize may be substantially adversely affected by the unfavorable performance of a small number of such loans or a substantial write-down of any one loan. Beyond our expected regulatory and income tax diversification requirements, we do not have fixed guidelines for industry diversification, and by concentrating our loans in life science companies, a downturn in the life science industry could have a disproportionate and materially adverse effect on us as compared to diversified lenders.

      Economic recessions or downturns could impair our portfolio companies’ ability to obtain financing and thereby meet our lending criteria or repay our loans, which would increase our non-performing assets, decrease the value of our portfolio, reduce our volume of new loans and harm our financial condition and operating results. Many of our portfolio companies may be susceptible to economic slowdowns or recessions or experience an inability to obtain additional capital during these periods, and therefore be unable to repay our loans to them. Therefore, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our warrants. These conditions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from making additional loans and harm our operating results.

      Our financial condition and results of operations will depend on our ability to effectively manage our future growth. Our ability to achieve our investment objective will depend on our ability to make additional loans and sustain continued growth, which will depend on our ability to identify, evaluate, finance and invest in suitable companies that meet our lending criteria. Accomplishing this result on a cost-effective basis is largely a function of our marketing capabilities, our management of the lending process, our ability to provide competent, attentive and efficient services and our access to financing sources on acceptable terms. As we grow, we will also be required to hire, train, supervise and manage new employees. Failure to effectively manage our future growth could have a material adverse effect on our business, financial condition and results of operations.

      Our expansion to the West Coast may not be successful. We have expanded our operations to the West Coast. While this expansion could significantly increase our total potential market size, there can be no assurance that, on the West Coast, we will be able to originate, underwrite or execute loans to companies of equal or greater credit profile, or that we will develop relationships equivalent to those available to us on the East Coast or that Mr. Philbrick’s reputation among life science executives will be commensurate with his reputation among life science executives on the East Coast.

      We operate in a competitive market for lending opportunities. We face competition from banks and other financial services companies with, in many instances, far greater financial resources than us. Leading competitors include GATX Ventures, General Electric Capital Corporation, Transamerica Technology Finance, Silicon Valley Bank and Comerica Bank. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, certain of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships and build their market shares. Furthermore, many of our potential competitors are not subject to the regulatory restrictions that the 1940 Act would impose on us if we become a BDC. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive lending opportunities from time to time, and there can be no assurance that we will be able to identify and make loans that satisfy our investment objective or that we will be able to fully invest our available capital.

      Our business model relies in part on the development and maintenance of strong referral relationships with private equity funds. We expect to receive referrals for lending opportunities from our informal relationships with private equity investors. If we fail to maintain our relationship with such funds or if we fail to establish strong referral relationships with other funds, we would experience a reduction in the number of loan opportunities available to us.

      We may experience fluctuations in our quarterly results. We could experience fluctuations in our quarterly operating results due to a number of factors, including, among others, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

      We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be. There is no public trading market for our common stock, and we cannot assure you that one will develop or be sustained. We cannot predict the prices at which our common stock will trade.

      Our common stock price may decrease below net asset value. Shares of closed-end investment companies have in the past frequently traded at discounts from their net asset values and our stock may also be discounted in the market. This characteristic of shares of closed-end investment companies is separate and distinct from the risk that a company’s net asset value per share will decline. It is not possible to predict whether the shares will trade at, above, or below net asset value.

Risks Relating to the Life Science Industry

      We invest the majority of our assets in the life science industry. Because we invest a majority of our assets in life science companies, we could be subject to certain special considerations and risk factors relating to investment in such companies. These risks include intense competition, rapid technological change and obsolescence, and pervasive regulatory requirements of federal and state governments. Accordingly, our portfolio will bear the additional risks that many life science companies may be subject to, and may be adversely affected by some of the same general trends relating to demand for products and services. An investment in us should not be considered a balanced investment program and is intended to represent a part of a more complete investment program.

      The life science industry depends extensively on the development of new products and technologies. Certain sectors within the life science industry are characterized by rapidly changing technologies. These changes may render existing products and technologies obsolete. Unanticipated problems may arise in connection with the development of new products or technologies, and many such efforts may be ultimately unsuccessful. Delays in generating products may result in the need to seek additional capital potentially diluting the interests of existing investors, including your interest. In addition, liability for products that are later alleged to be harmful or unsafe may be substantial, and may have a significant impact on a life science company’s ability to attract additional capital and thereby pay our loans.

      The life science industry is subject to extensive government regulation — it is possible that current regulatory frameworks may change and have an adverse effect on our portfolio companies. The extensive government regulation of the life science industry creates additional uncertainty and risks for us. Of particular significance are the Food and Drug Administration’s requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. A pharmaceutical product, for instance, cannot be marketed in the United States until it has been approved by the FDA, and then can only be marketed for the indications and claims approved by the FDA. Obtaining these government approvals can often be lengthy and expensive processes and also have uncertain outcomes. We cannot be sure that our portfolio companies can obtain necessary regulatory approvals on a timely basis, if at all, for any of the products they are developing, and the failure to obtain FDA approval could have a material adverse effect on the success of our portfolio companies. If our portfolio companies fail to comply with regulatory requirements, they could become subject to fines or penalties. Moreover, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during the product development phase of our portfolio companies, which may affect their ability to obtain approval of their products and repay our loans.

      Many life science companies depend extensively on patents, trademarks and other intellectual property — protecting their proprietary rights can be difficult and costly, and any failure to do so could have an adverse effect on the success of these companies. Many of the life science companies in which we will consider investing depend heavily on intellectual property rights, including patents, trademarks and service marks. The ability to effectively enforce patent, trademark and other intellectual property laws will affect the value of many of these companies. More specifically, the patent positions of companies in the life science industry can be highly uncertain and involve complex legal and factual questions. Accordingly, the breadth of claims allowed in these companies’ patents cannot be predicted. Patent disputes are frequent and can preclude commercialization of products. Patent litigation is costly in its own right and could subject our portfolio companies to significant liabilities to third parties. The presence of patents or other proprietary rights belonging to other parties may lead to the termination of the research and development of a portfolio company’s particular product, which would impair that company’s ability to obtain additional financing and repay our loans.

      If ethical and other concerns surrounding the use of genetic information become widespread, certain companies in which we invest may have less demand for their products. Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for products of our portfolio companies, which could impair their ability to obtain additional financing and repay their loans to us, which would have a material adverse effect on our returns.

      The portfolio companies in which we invest may be unable to transform their technological advances into marketable products. Many of the life science companies in which we may invest have devoted a large percentage of their resources to research and development for technological advances in various areas of the life science industry. These research and development efforts are pursued to achieve advances in both innovative and improved products and services. Some of these research efforts may not produce advances that are applicable to products or services. Additionally, even if these research efforts are successful, these companies may not have the ability or the resources to translate the advances into marketable products, or may be able to do so only after incurring additional expense and delay.

Risks Relating to BDC or RIC Status

      We have no experience in establishing or operating a BDC. On December 31, 2002, we elected to be treated as a BDC under the 1940 Act and we intend to elect to be treated and qualify as a RIC for tax purposes. If we are unable to elect to be regulated as a RIC, we will be unable to receive effective “pass-through” tax treatment. There can be no assurances that we will be able to establish a RIC. Additionally, the time required to establish and maintain a BDC or RIC could distract our management from its other duties.

      We have not operated as a BDC under the 1940 Act or as a RIC under Subchapter M of the Internal Revenue Code. As a result, we have no operating results under these regulatory frameworks or otherwise that can demonstrate to you either their effect on our business or our ability to manage our business under these frameworks. In addition, our management has no experience managing a BDC or a RIC.

      We will continue to be subject to corporate-level income tax on all of our income if we are unable to satisfy Internal Revenue Code requirements for RIC qualification. We were formed in October of 2001, and since that time have been subject to tax as an ordinary corporation under Subchapter C of the Internal Revenue Code. Effective as of January 1, 2003, we intend to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code and thereafter qualify as a RIC. We can provide no assurance that we will succeed in remaining a BDC or a RIC. If we qualify as a RIC, we generally will not be required to pay corporate-level income tax on ordinary income and capital gains distributed to our stockholders. Also, if we qualify as a RIC, distributions properly designated by us as capital gain dividends would be treated as capital gains by our stockholders.

      To maintain our qualification as, and the benefits of, a RIC, we will be required to meet income source, asset diversification, and income distribution requirements, and maintain our status as a BDC. The Annual Distribution Requirement is satisfied if we distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses to our stockholders on an annual basis. Because we intend to use leverage, we will become subject to certain asset coverage ratio requirements under the 1940 Act and could, under certain circumstances, be restricted from making distributions necessary to qualify as a RIC. In addition, the warrants we expect to receive may result in our loans being treated as if they were issued with “original issue discount.” Because we would be required to include in our income each year a portion of the original issue discount that accrues over the life of such loans, regardless of whether cash representing such income is received by us in the same taxable year, we may be required to make a distribution to our stockholders in the amount of the accrued original issue discount in order to satisfy the annual distribution requirement, even though we may not have received any cash representing such income. Under such circumstances, we would be required to use cash from other sources in order to satisfy the Annual Distribution Requirement.

      Asset diversification requirements will need to be met at the end of each calendar quarter in order to maintain our RIC status. Failure to meet these tests may result in our having to dispose of certain loans and/or warrants in order to prevent the loss of RIC status. Since most of our loans and warrants will be illiquid, such dispositions, if possible, may not be made at prices advantageous to us and, in fact, may result in substantial losses.

      If we fail to qualify as a RIC for any reason, we would be subject to corporate-level federal income tax on all of our income and capital gains regardless of the amounts distributed to our stockholders, and all of our distributions would be treated as ordinary income by our stockholders to the extent of our earnings and profits. The resulting corporate-level taxes could substantially reduce our net assets, the amount of income available for distribution to our stockholders and the actual amounts distributed to stockholders. Such a failure would have a material adverse effect on us. See “Certain U.S. Federal Income Tax Considerations” and “Regulation as a Business Development Company.”

      Taxes paid by us will reduce the funds otherwise available for use in our operations or for distribution to our stockholders. As indicated above, if we qualify as a RIC under Subchapter M of the Internal Revenue Code and satisfy the Annual Distribution Requirement, we will not be required to pay corporate-level federal income tax on any ordinary income or capital gains (whether short-term or long-term in character) distributed to our stockholders. We will, however, be required to pay corporate-level federal income tax on any such ordinary income or capital gains not distributed to our stockholders. In addition, even if we satisfy the Annual Distribution Requirement, we could be subject to an additional 4% excise tax if we fail to distribute in a timely manner an amount at least equal to the sum of (i) 98% of our ordinary income for each calendar year, (ii) 98% of our capital gain net income for the one-year period ending October 31 in that calendar year, and (iii) any income realized, but not distributed, in prior years. Any such corporate-level federal income tax or excise tax paid by us will not be deductible by us or our stockholders and will reduce the funds otherwise available to us for use in our operations or for distribution to our stockholders.

      Distributions necessary to maintain RIC status and avoid additional taxes would reduce the funds available for operations. As indicated above, in order to obtain the benefits of a RIC under Subchapter M of the Internal Revenue Code, we must, among other things, distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses. In addition, in order to avoid or minimize our liability for corporate-level income tax and the 4% excise tax on amounts not distributed to our stockholders, we may make distributions to our stockholders in excess of the minimum amounts required to satisfy the Annual Distribution Requirement. Any amounts distributed by us will not be available to us for use in our operations. If we fail to obtain funds from other sources, our ability to grow could be limited, which could have a material adverse effect on the value of our common stock.

      Because there is generally no established market in which to value our loans and warrants, our board of directors’ determination of their values may differ materially from the values that a ready market or third party would attribute to them. Under the 1940 Act, we will be required to carry our loans at fair value as determined by our board and our warrants at market value or, if there is no readily ascertainable market value, at fair value as determined by our board as a BDC. We expect that the fair value of our loans in most cases will be the amortized value of the loans on the date of valuation. We will be required by the 1940 Act to specifically value each individual loan and warrant and record any unrealized loss for an asset that we believe has decreased in value. Because there is typically no public market for the loans and warrants of our portfolio companies, our board will determine the fair value of these loans and warrants pursuant to a written valuation policy. These determinations of fair value necessarily will be somewhat subjective. Accordingly, these values may differ from the values that would be determined by a third party or placed on the portfolio if there existed a market for these loans and warrants.

      Our transactions with affiliates may be limited. The 1940 Act restricts joint transactions with, and transactions between, us and any of our affiliates, including our officers, directors or employees and principal stockholders or any private equity fund with which we are affiliated. In many cases the 1940 Act prohibits joint transactions with, and transactions between, such persons and ourselves unless we first apply for and obtain an exemptive order from the SEC. Delays and costs in obtaining necessary approvals may decrease or even eliminate any profitability of such transactions or make it impracticable or impossible to consummate such transactions. These affiliations could cause circumstances that would require the SEC’s approval in advance of proposed transactions by us in portfolio companies.

Risks Associated with Financing Our Business

      We may be unable to obtain a credit facility on terms that are acceptable to us. We will have a continuing need for capital to finance new loans once our current capital is substantially invested. In order to obtain the benefits of RIC status, we will be required to distribute to our stockholders at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses on an annual basis. Accordingly, such earnings will not be available to fund additional loans. Therefore, we will need to raise additional capital that we may finance through a credit facility. A credit facility is an agreement with a bank or other traditional lending institution that would allow us to borrow funds, either through a term loan or a line of credit, to make loans to portfolio companies. We cannot assure you that, once we have substantially fully invested the net proceeds of our private placement, we will be able to obtain a credit facility on terms that we find acceptable, or at all. The unavailability of funds from commercial banks or other sources on favorable terms could inhibit the growth of our business and have a material adverse effect on us.

      Our expected credit facility will likely impose certain limitations on us. While there can be no assurance that we will be able to borrow from banks and other financial institutions, we expect that we may at some time in the future obtain a credit facility. The lender or lenders under this credit facility will have fixed dollar claims on our assets that will be senior to the claims of our stockholders and, thus, will have a preference over our stockholders with respect to our assets. We also expect our credit facility to contain customary default provisions such as a minimum net worth amount, a profitability test, a restriction on changing our business and loan quality standards. An event of default under our expected credit facility would likely result, among other things, in termination of further funds availability under that facility and an accelerated maturity date for all amounts outstanding under the facility, which would impair our ability to make new loans. This could reduce our revenues, liquidity and cash flows.

      Our business plan is dependent upon external financing that may expose us to risks associated with leverage and may cause dilution. Our business plan will require a substantial amount of cash in addition to the net proceeds of our private placement. We may acquire such additional capital from the following sources:

•	Senior Securities. As a BDC, we may issue debt securities, other evidence of indebtedness and possibly preferred stock, up to the maximum amount permitted by the 1940 Act. The 1940 Act currently permits a BDC to issue debt securities and preferred stock, which we refer to collectively as senior securities, in amounts such that the BDC’s asset coverage, as defined in the 1940 Act, is at least 200% after each issuance of senior securities. As a result of issuing senior securities, we will be exposed to the risks associated with leverage. Although borrowing money for lending purposes increases the potential for gain, it also increases the risk of a loss. A decrease in the value of our loans will have a greater impact on the value of our common stock if we borrow money to make the loans. There is a possibility that the costs of borrowing could exceed the income we receive on the loans we make with such borrowed funds. In addition, our ability to pay dividends or incur additional indebtedness would be restricted if asset coverage is not equal to at least twice our indebtedness. If the value of our assets declines, we might be unable to satisfy that test. If this happens, we may be required to liquidate a portion of our loan portfolio and repay a portion of our indebtedness at a time when a sale may be disadvantageous. Furthermore, any amounts that we use to service our indebtedness will not be available for distributions to our stockholders.

•	Common Stock. After we become a BDC, we will be constrained in our ability to issue debt for the reasons given above, and we will be dependent on the issuance of equity as a financing source. If we raise additional funds by issuing more common stock or debt securities convertible into or exchangeable for our common stock, the percentage ownership of our stockholders at the time would decrease. In addition, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock.

      There are limitations on the amount of capital we will be able to borrow. As a RIC we intend to distribute to our stockholders on an annual basis at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses. In addition, as a BDC, we generally are required to meet a coverage ratio of total assets to total senior securities, which include all of our borrowings and any preferred stock we may issue in the future, of at least 200%. This requirement would limit the amount that we may borrow. Because we will continue to need capital to grow our loan portfolio, this limitation may prevent us from incurring debt and require us to raise additional equity at a time when it may be disadvantageous to do so. While we expect to be able to borrow and to issue additional debt and equity securities, we cannot assure you that debt and equity financing will be available or, if available, will be available to us on favorable terms. In addition, as a BDC, we generally are not permitted to issue equity securities priced below net asset value without stockholder approval. In this event, we could be forced to curtail or cease our new lending activities, and our net asset value could decrease. Also, under the 1940 Act, BDCs are limited in their ability to have multiple classes of stock.

      A change in interest rates may adversely affect our profitability, and our hedging strategy may expose us to additional risks. A portion of our income will depend upon the difference between the rate at which we borrow funds and the rate at which we loan these funds. We anticipate using a combination of equity and long-term and short-term borrowings to finance our lending activities. Currently, we expect all of the loans in our portfolio to be at fixed rates. We may seek to hedge against the risk of adverse movement in interest rates on our borrowings relative to our portfolio of assets to the extent permitted by the 1940 Act. We would expect to hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts. While hedging activities may insulate us against adverse fluctuations in interest rates, they may limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.

      Because we must distribute income, we will continue to need additional capital to grow. We will continue to need capital to fund our lending activities. We may borrow from financial institutions and issue equity securities. A reduction in the availability of new capital could limit our ability to fund new loans. We must distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses to our stockholders to obtain the benefits of RIC status. As a result, such earnings will not be available to fund loans. If we fail to obtain funds from financial institutions or through the issuance of equity securities to fund our loans, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock. In addition, as a BDC, we are generally required to maintain a ratio of at least 200% of total assets to total borrowings, which may restrict our ability to borrow in certain circumstances.

      There is a risk that you may not receive dividends or that our dividends may not grow over time. Our current intention is to distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses to our stockholders on a quarterly basis following the date on which we elect to be regulated as a BDC. We currently expect to retain net realized long-term capital gains to supplement our equity capital and support the growth of our portfolio, although our board of directors may determine in certain cases to make a distribution or deemed distribution of long-term capital gains. We cannot assure you that we will achieve our investment objective or maintain a tax status that will allow or require any specified level of cash distributions or year-to-year increases in cash distributions. You may not receive any distributions. See “Certain U.S. Federal Income Tax Considerations.”

      Provisions of our articles of incorporation and bylaws could deter takeover attempts and adversely impact the price of our common stock. Our articles of incorporation and bylaws and Maryland law contain provisions that may have the effect of discouraging, delaying or making more difficult a change in control and preventing the removal of incumbent directors. The existence of these provisions may negatively impact the price of our common stock and may discourage third-party bids. These provisions may reduce any premiums paid to you for shares of our common stock. See “Certain Provisions of Maryland Law, Our Articles of Incorporation and Bylaws.”

Item 2.	Financial Information

SELECTED FINANCIAL DATA

      The selected financial data should be read with the financial statements and notes thereto in this registration statement. We commenced operations on March 20, 2002, and we made our first loans in portfolio companies at the end of the first quarter of 2002. These results are not indicative of future results.

BALANCE SHEET

	December 31,	December 31,
	2002	2001

ASSETS
Cash and cash equivalents	$11,831,439	$—
Investments:
Loans at fair value (cost of $40,427,298)	40,427,298	—
Less: Net unearned income	(932,503)	—
Investments in equity securities at fair value (cost of $1,028,279)	999,948	—

Total investments	40,494,743
Interest receivable — loans	199,750	—
Interest receivable	15,336	—
Intangible assets	224,580	—
Prepaid and other assets	498,363	—

TOTAL ASSETS	$53,264,211	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Notes payable	$7,131,205	$—
Accounts payable	17,578	—
Accrued expenses and other liabilities	171,747	—
Customer deposits	124,253	—

Total Liabilities	7,444,783	—

STOCKHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized and 5,200,000 and 200,000 shares issued and outstanding at December 31, 2002 and 2001	52,000	2,000
Stock subscription receivable	—	(2,000)
Capital in excess of par value	45,849,434	—
Distributions in excess of earnings	(53,675)	—
Net unrealized depreciation on investments	(28,331)	—

Total Stockholders’ Equity	$45,819,428	$—

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,264,211	$—

STATEMENTS OF OPERATIONS

Year Ended
December 31,
INCOME STATEMENT DATA:	2002*

INTEREST INCOME:
Interest and fee income — loans	$2,214,527
Interest income — cash and cash equivalents	313,338

Total interest income	2,527,865

OPERATING EXPENSES:
Salaries, payroll taxes and benefits	969,636
Interest and financing fees	509,708
General and administrative	480,196

Total operating expenses	1,959,540

NET OPERATING INCOME BEFORE PROVISION FOR LOAN LOSSES	568,325

Provision for loan losses	(315,000)

Net operating income before income taxes and cumulative effect of accounting change	253,325
Income tax expense	(47,000)

Operating income before cumulative effect of accounting change	206,325
Cumulative effect of accounting change for the conversion to business development company on December 31, 2002	(28,331)

INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM EARNINGS	$177,994

PER COMMON SHARE DATA:
Operating income per common share before cumulative effect of accounting change — basic and diluted	$0.05
Earnings per common share — basic and diluted	$0.04
Net asset value per common share	$8.81
Dividends paid per common share	$0.05
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic and Diluted	4,366,667

*	The Company commenced operations on March 20, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this report.

Overview

      We were incorporated under the General Corporation Laws of the State of Maryland on October 23, 2001, and we commenced operations on March 20, 2002. We are a financial services company that provides senior secured equipment financing primarily to emerging-growth life science companies. On December 31, 2002, we elected to be regulated as a BDC under the 1940 Act. In addition, we intend to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code effective as of January 1, 2003.

      Our investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans we make to portfolio companies and to achieve capital gains through an increase in the value of the warrants we receive from our portfolio companies in connection with these loans.

      We target private emerging-growth companies in the life science industry that meet our lending criteria, including substantial ownership by experienced private equity investors, adequate assets for loan collateral, strong cash position, experienced management teams, potential for growth and profitable operations, and potential opportunities for us to realize appreciation and gain liquidity in our equity position. We anticipate that this liquidity may be achieved through a merger or acquisition of the portfolio company or a public offering by the portfolio company.

      On March 28, 2002 we completed a private offer and sale of 5,000,000 shares of common stock, $.01 par value per share. Proceeds to us, net of underwriting costs, were approximately $46,500,000, and were used to fund loans, and for corporate and working capital purposes.

Critical Accounting Policies

      The financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

      Income Recognition — Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Original issue discount is amortized into interest income using the effective interest method. It is management’s practice to cease accruing interest on loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection. Unearned fees are amortized over the term of the related loan using the effective interest method.

      Loans — As a BDC, under the 1940 Act, all of the Company’s investments must be carried at market value or fair value as determined in good faith by the board of directors, as applicable.

      At December 31, 2002, our loans are carried at fair value. In making such a determination, for loans which no public trading market exists, the board of director’s values loans at original cost less principal repayment, unless economic, industry, or company fundamentals have deteriorated to the degree that the market value or repayment expectation indicates otherwise. The board considered the following factors: enterprise value, enterprise performance asset liquidation, collateral value, comparable loan purchases/ sales, or other sources of repayment.

      Equity Investments — In certain loan arrangements, warrants are received from the borrower as additional origination fees. The borrowers granting these interests are non-publicly traded companies. At December 31, 2002, our equity securities are carried at fair value. These equity securities are warrants in non-public companies and typically have an exercise price equal to the price of the stock as determined in the most recent equity round of financing. On a quarterly basis, the board establishes the fair value of warrants based on an assessment and review of the borrower’s business performance. The board will consider subsequent rounds of financing that establish a third-party confirmation of value. In the absence of a new round of financing consideration is given to the portfolio company’s performance. At December 31, 2002, our board of directors has valued our equity investments at fair value. Any resulting discount on the loan from recordation of warrants is accreted into income over the term of the loan. See “Conversion to Business Development Company and Regulated Invested Company Status.”

Conversion to Business Development Company

      On December 31, 2002 we elected to be regulated as a BDC under the 1940 Act. The results of operations for 2002 reflect our results prior to operating as a BDC and the cumulative effect of accounting change for the conversion to a BDC on December 31, 2002. Accounting principles used in the preparation of the financial statements as a BDC differ primarily related to the carrying value of investments and the accounting for income taxes. Prior to our conversion to a BDC, the company recorded an allowance for loan losses and only marketable debt and equity securities and certain derivative securities were required to be carried at market value. Beginning on December 31, 2002, as a BDC, since substantially all of our investments were acquired in privately negotiated transactions and do not have readily determinable market values, the investments are required to be carried at fair value. Fair value is determined in good faith by our board of directors under our valuation policy, with changes in value reported quarterly through our statement of operations under the caption of “unrealized appreciation (depreciation) on investments.”

      The cumulative effect of the accounting change for the conversion to a BDC is as follows:

Cumulative Effect of Business

Development Company Conversion

Effect of recording equity investments at fair value	$(28,331)

$(28,331)

Portfolio Composition and Asset Quality

      We make loans primarily to emerging-growth life science companies to finance equipment acquisitions that are essential to their businesses. Our lines of credit range from $300,000 to $8,000,000 (averaging around $3,000,000), and mature in approximately three to four years. Generally, our loans accrue interest at a fixed rate of from 9% to 14% and are not rated by any debt rating agency. Our loans generally are collateralized by a first priority security interest in laboratory and other equipment and other assets. The loans are fully amortized over the term, with payments of principal and interest being required on a monthly basis.

      Our loans are generally collateralized by a first priority security interest in essential-use assets, primarily laboratory equipment, and to a lesser extent, computers, furniture, and manufacturing equipment that tend to retain secondary market value. The monthly amortization of the loans is intended to keep loan balances in line with secondary market values based on management’s experience. Generally, we do not finance special purpose or customized equipment.

      We seek to provide our stockholders with long-term capital growth through the appreciation in the value of warrants or other equity instruments that we may receive when we make loans. When we receive a warrant to purchase stock in a borrower in connection with a loan, the warrant will typically have a nominal exercise price, equal to the price of the stock as determined in the most recent equity round of financing, and entitles us to purchase a non-controlling percentage of the borrower’s stock.

      On December 31, 2002, we elected to be regulated as a BDC under the 1940 Act and we intend to elect to be regulated as a RIC under Subchapter M of the Internal Revenue Code. As a BDC, we are required to make available significant managerial assistance to our portfolio companies. The specific managerial assistance we provide varies by portfolio company, but generally consists of reviewing existing credit facilities, reviewing business plans and providing general financial advice.

      Prior to making a loan, we ordinarily enter into a non-binding proposal letter with the potential borrower. These proposals are generally subject to a number of conditions, including but not limited to the satisfactory completion of our due diligence investigations of the potential borrower’s business. Typically, upon execution of this non-binding proposal letter, the potential borrower pays us a small non-refundable fee (usually no more than 1% of our proposed line) for our services rendered. We recognize this fee as revenue over the life of the associated loan.

      Total loan activity as of and for the nine months ended December 31, 2002 was:

	December 31,	December 31,
	2002	2001

Beginning Portfolio	$—	$—
Originations/ Net draws	46,642,072	—
Repayments	(5,803,998)	—
Charge-offs/ Write-downs	(315,000)	—
Realized Gains (Losses)	—	—
Net Change in Unrealized Appreciation (Depreciation) on Loans and Warrants	(28,331)	—

Ending Portfolio	$40,494,743	$—

      The majority of our investments are senior secured loans. Our investments in equity securities are warrants to acquire equity interests. The receipt of warrants allows us to participate in positive changes in the value of the portfolio company. The following table shows the fair value of our portfolio by asset class as of December 31, 2002:

December 31,
2002

Senior debt	97.5%
Warrants	2.5

100.0%

      Set forth below is a table showing the composition of our loan portfolio at fair value for the period ending December 31, 2002 by industry sector.

Loan Portfolio Composition by Industry Sector

	December 31, 2002

	Number of		Percent of
Industry Sector	Investments	Portfolio	Total

Therapeutics	13	$19,735,595	49%
Enabling Technologies	9	15,803,846	39%
Diagnostics	1	2,595,709	6%
Agriculture Bioscience	2	1,521,175	4%
Other	3	838,418	2%

Total	28	$40,494,743	100%

      In addition to various risk management and monitoring tools, we also use a rating system to characterize and monitor our expected level of returns on each loan and warrant in our portfolio. We use the following 1 to 5 rating scale. Below is a description of the conditions associated with each rating:

Rating	Summary Description

1	Capital gain expected
2	Full return of principal and interest expected with customer performing in accordance with plan
3	Full return of principal and interest expected but customer requires closer monitoring
4	Some loss of interest expected but still expecting an overall positive internal rate of return
5	Loss of interest and some loss of principal expected which would result in an overall negative internal rate of return

      The following table shows the distribution of our loans and warrants on the 1 to 5 rating scale at fair value as of December 31, 2002 and December 31, 2001:

Distribution of Portfolio by Rating

	December 31, 2002		December 31, 2001

		Percentage of		Percentage of
Rating	Portfolio	Portfolio	Portfolio	Total Portfolio

1	$13,251,001	32.7%	—	0.0%
2	25,716,645	63.5	—	0.0
3	993,953	2.5	—	0.0
4	533,144	1.3	—	0.0
5	—	0.0	—	.0

	$40,494,743	100.0%		100.0%

      As of December 31, 2002, we have made 91 different loans to 28 portfolio companies for a total of $46.6 million with a weighted average yield of 12.8%.

      As of December 31, 2002 we have 28 lines of credit aggregating $81.8 million of which we have funded $46.6 million. Under these lines of credit, we are not obligated to provide funding to the prospective borrowers, and the prospective borrowers are not required to obtain funding from us. There can be no assurance that we will provide funding under these lines of credit. These lines of credit are subject to, among other things, the satisfactory completion of our due diligence investigation of each borrower, acceptance of terms and structure and necessary consents. With respect to each prospective loan, we will only agree to provide the loan if, at the time of funding among other things, the results of our due diligence investigations are satisfactory, the terms and conditions of the loan are acceptable and all necessary consents are received. Management has initiated due diligence investigations of the potential borrowers, however there is no assurance that loans will be made from these lines of credit.

      At December 31, 2002 we had one customer which was unable to make payments on its loan. This customer filed for Chapter 7 bankruptcy protection on December 3, 2002. This customer had an outstanding principal balance at December 31, 2002 of $848,144. The Company has applied its entire $315,000 allowance for loan losses towards this loan leaving a remaining outstanding balance of $533,144. On the inception of the loan, in addition to the standard equipment collateral, we took a collateral interest or lien on all of the customer’s intellectual property. We currently believe that the value of this collateral exceeds the remaining unpaid loan balance outstanding and that we will not incur any loss on its liquidation. However, there can be no assurance that the collateral value will be sufficient to repay the loan balance or that the loan balance will be repaid in full. We had no other delinquent loans at December 31, 2002.

      During the third quarter of 2002, venture capital financings for life science companies decreased by approximately 48% from the second quarter of 2002, and there were limited opportunities to conduct initial public offerings. Other sources of capital such as secondary offerings, debt transactions and partnering arrangements continued to provide funding to the life science industry, although at reduced levels. While these recent events generate increased demand for our products, the decrease in the overall liquidity available in the life science industry has caused us to have a slower pace of investment during 2002. However, we believe that the life science industry will continue to grow, and as a result, there will be continuing demand for our lending products now and in the near future.

Results of Operations for the Twelve Months Ended December 31, 2002

      We commenced operations on March 20, 2002 and operated as a C Corporation through December 31, 2002. We had no operations at December 31, 2001. On December 31, 2002 we elected to be regulated as a BDC. Different accounting principles are used in the preparation of our financial statements as a BDC under the 1940 Act. The items discussed below were not affected by the change in accounting principles resulting from our conversion to a BDC. See note 2 to our Financial Statements.

Interest and Income

      Interest income consists of commercial loan interest at contractual rates and commitment fees that are amortized into income over the life of the loan. In certain loan arrangements, warrants are received from the borrower as additional origination fees. Any resulting discount on the loan from recordation of warrants is accreted into income over the term of the loan.

      Interest income consisted of approximately $2,215,000 in interest income from our loans to portfolio companies and approximately $313,000 from our invested cash and cash equivalents for the twelve months ended December 31, 2002. The interest on invested cash and cash equivalents primarily reflects the interest we received on the investment of the proceeds of our private placement of common shares at the end of the first quarter of 2002. As we fund additional loans, income from invested cash and cash equivalents has declined as a percentage of total revenue and that interest income from loans will increase.

      The average interest rate on loans to portfolio companies was 13.2% during the year ended December 31, 2002. The average interest rate on invested cash was 1.5% during the year ended December 31, 2002.

Expenses

      Expenses for the twelve months ended December 31, 2002 were approximately $1,960,000 excluding provision for loan losses of $315,000. This amount consisted primarily of salaries and benefits, interest and financing fees and general and administrative expenses.

      Salaries and benefits consisted of approximately $970,000 for the twelve months ended December 31, 2002. During the twelve months ended December 31, 2002, we paid interest expense and financing fees of $510,000. This amount included $226,000 of interest and fees on a bridge loan utilized during the first quarter of 2002 and $250,000 paid as a fee under a commitment letter for an available debt facility which we did not utilize, and interest expense on the notes payable outstanding at year end. During the twelve months ended December 31, 2002 we recorded a $315,000 provision for loan losses related to a company which filed for Chapter 7 bankruptcy protection.

      The remainder of the selling, general and administrative expenses incurred for the twelve months ended December 31, 2002 was approximately $480,000 and consisted of $70,000 of legal and professional fees, $68,000 in office rent, $125,000 in marketing and travel costs and $217,000 in other selling, general and administrative expenses.

Income Taxes

      Through December 31, 2002 we were taxed under Subchapter C of the Internal Revenue Code. We intend to elect, effective as of January 1, 2003, to be a RIC under Subchapter M of the Internal Revenue Code and will not be subject to taxation of income to the extent such income is distributed to stockholders and we meet certain minimum dividend distribution and other requirements.

      We currently have an average statutory tax rate of 29%, which includes both federal and state income tax components. Our effective rate for the twelve months ended December 31, 2002 was 19%. The effective tax rate differs from the statutory tax rate due to permanent differences between book and tax income for certain capital related costs. As of December 31, 2002, tax assets of $53,000 represent estimated refunds on current year payments.

Net Income

      As a result of the operating income and operating expenses described above, we had net income of $178,000 for the twelve months ended December 31, 2002. Based on a weighted-average of 4,366,667 (basic and fully diluted) shares outstanding, our net income per common share for the twelve months ended December 31, 2002 was $0.04 (basic and fully diluted).

Liquidity and Capital Resources

Cash and Cash Equivalents

      At December 31, 2002 and we had $11.8 million in cash and cash equivalents. We invest cash on hand in interest bearing deposit accounts with daily sweep features. This cash represents the proceeds from our private offering that has not yet been invested in portfolio companies. We expect our cash on hand and cash generated from operations to be adequate to meet our operational needs.

Liquidity

      At December 31, 2002, we had investments in 28 portfolio companies totaling approximately $41 million. We currently have a number of non-binding loan proposal letters outstanding that we expect to close in the next ninety days resulting in additional lines of credit.

      Cash provided by operating activities for the twelve months ended December 31, 2002, consisting primarily of the items described in “Results of Operations,” was approximately $407,000. Net cash used in investing activities was approximately $41.2 million for the twelve months ended December 31, 2002 and primarily consisted of the amounts used to make investments in 28 portfolio companies. Net cash provided by financing activities was approximately $52.6 million for the twelve months ended December 31, 2002 and consisted primarily of the proceeds of the private equity offering of $46 million, net of costs, less the dividend distribution of $260,000 made during 2002. The Company also borrowed $7.1 million under its credit facility during the fourth quarter of 2002.

      On November 27, 2002, we entered into a Master Loan and Security Agreement with Farmers & Mechanics Bank (“F&M Bank”). Pursuant to the agreement, F&M Bank agreed to provide us $7,500,000 in term loans that must be drawn down by April 30, 2003. If we draw on the line of credit, we have the option of selecting a fixed interest rate equal to F&M Bank’s like term cost of funds plus 320 basis points or a floating interest rate equal to the base rate plus 1 percent. The base rate is equal to the highest per annum rate published from time to time in the Wall Street Journal. The obligations to F&M Bank to repay the loans are secured by certain eligible loans. The average interest rate on our borrowings was a fixed rate of 6.57% at December 31, 2002.

      At December 31, 2002 the Company had drawn down $7,131,000 and pledged 22 loans as collateral. The loans had terms coterminous with our pledged customer loans and ranged between 30 and 48 months with fixed interest rates ranging from 6.22% to 6.95%. Monthly principal and interest payments are due on these term loans commencing on January 15, 2003 and ending on October 15, 2006. The Company is subject to certain financial covenants including an interest rate coverage ratio and a maximum debt to net worth covenant. Amounts available to draw under this agreement at December 31, 2002 are $369,000 which must be drawn by April 30, 2003.

      Minimum repayments on the aggregate of term loans are as follows for the years ended December 31:

2003	$2,139,552
2004	2,292,374
2005	1,976,157
2006	723,122

Total	$7,131,205

      During the twelve months ended December 31, 2002, cash and cash equivalents increased from zero at the beginning of the year to $11.8 million at December 31, 2002. This increase was the result of our operating, investing and financing activities, described above. We expect our cash and cash generated from operations to be adequate to meet our operational needs. We generally fund new originations using cash on hand or from advances under our credit facility.

      On December 31, 2002 we elected to be regulated as a BDC under the 1940 Act. In addition, we intend to elect to be treated as a RIC under Subchapter M of the Internal Revenue Code effective as of

January 1, 2003. As a RIC, we will be required to pay out as dividends 90% of our ordinary income and short-term capital gains for each taxable year in order to maintain our status as a RIC under Subchapter M of the Code. In 2002, we paid a dividend of $0.02 per share on September 30, 2002 to stockholders of record on September 15, 2002, and we paid a dividend of $0.03 per share on December 31, 2002 to stockholders of record on December 15, 2002. We intend to pay out as a dividend substantially all those amounts. The amount to be paid out as a dividend is determined by the board of directors each quarter and is based on the annual earnings estimated by management. We have a policy of retaining long-term capital gains and not paying them out as dividends. See “Certain U.S. Federal Income Tax Considerations.”

      We will have a continuing need for capital to finance additional loans. We may borrow from financial institutions and issue equity securities or some combination of the two. When we become a RIC, we will be required to distribute to our stockholders at least 90% of our ordinary income and short term capital gains on an annual basis. Accordingly such earnings will not be available to fund additional loans. As a BDC, we will be required to meet a coverage ratio of the value of total assets to total senior securities, which include all of our borrowings and any preferred stock we may issue in the future of at least 200%.

      We anticipate borrowing additional funds to obtain capital once the proceeds of our initial private offering have been fully invested. We intend to use the cash we receive to make additional loans. We are currently negotiating with several financing sources. We cannot assure you that we will be able to obtain a credit facility on terms that we find acceptable, if at all. The unavailability of funds from commercial banks or other sources on favorable terms could inhibit the growth of our business and have a material adverse effect on us.

Portfolio Companies

      Set forth below are descriptions of the portfolio companies that are in excess of 5% of our portfolio.

3-Dimensional Pharmaceuticals, Inc.

      In March 2002, we provided a line of credit to 3-Dimensional Pharmaceuticals, Inc. (3DP). 3DP provides an integrated solution for drug discovery challenges by integrating the use of advanced drug discovery tools with proprietary information technology. The process is focused on the discovery of high quality leads that will be able to move through the preclinical and clinical process more quickly. As of December 31, 2002, the outstanding loan balance was $6,502,000.

Amphora Discovery Corp.

      In May 2002, we provided a line of credit to and received warrants from Amphora Discovery Corp. Amphora Discovery Corp. seeks to exploit opportunities in chemical genomics. The company is creating value in the form of chemical genomics tools for target validation, target-platform modules that allow engineering of quality leads, and intellectual property licenses for high-value leads. As of December 31, 2002 the outstanding loan balance was $2,771,000.

Cellular Genomics, Inc.

      In March 2002, we provided a line of credit to and received warrants from Cellular Genomics, Inc. Cellular Genomics uses proteomics and genomics to define drug pathways. Their technology can mark the internal and external protein and kinaise interactions and behaviors within a cell, enabling the discovery of the exact pathway of function for the millions of drug target compounds being generated by high throughput screening. As of December 31, 2002, the outstanding loan balance was $3,006,000.

Infinity Pharmaceuticals, Inc.

      In October 2002, we provided a line of credit to and received warrants from Infinity Pharmaceuticals, Inc. Infinity Pharmaceuticals, Inc., is a drug discovery company that is developing and integrating unique approaches and capabilities in synthetic chemistry, chemical genetics, informatics, and biological screening.

The company is positioned to capitalize on the enormous opportunity resulting from the genomics revolution by providing pharmaceutically active and selective new drug candidates to a broad, expanded range of well-validated biological targets. As of December 31, 2002, the outstanding loan balance was $2,178,000.

LipoScience, Inc.

      In March 2002, we provided a line of credit to and received warrants from LipoScience, Inc. LipoScience is a diagnostic testing and information processing company that is developing new medical applications of nuclear magnetic resonance (NMR) spectroscopy. LipoScience’s spectroscopic analysis technology allows physicians to diagnose coronary heart disease risk more accurately and determine on an individual basis, the most cost-effective therapeutic strategy for risk reduction. As of December 31, 2002, the outstanding loan balance was $2,508,000.

Locus Discovery, Inc.

      In March 2002, we provided a line of credit to and received warrants from Locus Discovery, Inc. Locus Discovery Inc. has an algorithmic approach for identifying the biologically relevant active binding site of proteins, and then designing small molecule therapeutic compounds that can act as antagonists or agonists of protein activity. The basic technology applies to all major classes of proteins, including receptors, enzymes and structural proteins. Moreover, the algorithm can solve protein folding, the prediction of three-dimensional protein structure from only the primary amino acid sequence. As of December 31, 2002, the outstanding loan balance was $3,474,000.

Structural GenomiX, Inc.

      In July 2002, we provided a line of credit to Structural GenomiX, Inc. Structural GenomiX is a drug discovery company utilizing genomics-driven, high-throughput structure-based platform to increase the efficiency and effectiveness of the drug discovery process. As of December 31, 2002, the outstanding loan balance was $3,512,000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      We are subject to financial market risks, including changes in interest rates. At December 31, 2002, our loans in our portfolio were all made at fixed rates. Substantially all of the remainder of our assets are invested in variable-rate money market instruments. A 1% change in the interest rate earned on money market instruments would result in a $118,000 annual change in interest income based on the balance invested at December 31, 2002. Our borrowings are at fixed rates.

      We invest primarily in illiquid debt securities of private companies. Our investments generally have no established trading market. Since there is typically no ready market for the investments in our portfolio, once we elect to be regulated as a BDC, our board of directors will determine in good faith the fair value of these investments pursuant to a valuation policy. We will value substantially all of our investments at fair value as determined in good faith by the board of directors in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make.

      We expect to hedge against interest rate fluctuations in the future by using standard hedging instruments such as interest rate swaps, futures, options and forward contracts. While hedging activities may insulate us against adverse fluctuations in interest rates, they may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio of loans.

Item 3.	Properties

      We currently lease 4,600 square feet of office space located at 133 N. Fairfax St., Alexandria, VA 22314.

Item 4.	Security Ownership of Certain Beneficial Owners and Management

      As of January 30, 2003 there were 5,200,000 shares of common stock outstanding and 61 stockholders of record. We have no other shares of capital stock outstanding. The following table sets forth certain ownership information with respect to our common stock of officers, directors and beneficial owners of over 5% of our common stock.

	Shares Owned

Name and Address	Number	Percent

Directors and Executive Officers
J. Alden Philbrick, IV	154,000	3.0%
Michael Altenburger	40,000	*
T. Forcht Dagi	—	*

All officers and directors as a group (3 persons)	194,000	3.7%

Beneficial Owners of Over 5%
FBR Asset Investment Corp.(1)	500,000	9.6%
1001 19th Street North Arlington, VA 22209
Mutual Financial Services Fund(2)	500,000	9.6%
51 John F. Kennedy Parkway Short Hills, NJ
FBR Private Equity Partners(3)	418,800	8.1%
1001 19th Street North Arlington, VA 22209
Sunova	400,000	7.7%
780 3rd Avenue, 30th Floor New York, NY
Eubel, Brady and Suttman	373,000	7.2%
7777 Washington Village Drive Suite 210 Dayton, OH 45459
DePrince, Race & Zollo	300,000	5.8%
201 South Orange Avenue, Suite 850 Orlando, FL 32801
McColl Partners Limited Partnership	300,000	5.8%
100 N. Tryon Street Charlotte, NC 28202
Seneca Capital	300,000	5.8%
527 Madison Avenue, 11th Floor New York, NY 10022

*	Less than 1%

(1)	FBR Asset Investment Corp. is a publicly traded real estate investment trust which is externally managed by Friedman, Billings, Ramsey Investment Management, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc. FBR Asset Investment Corp. disclaims beneficial ownership of the shares owned by FBR Private Equity Fund, L.P.

(2)	Mutual Financial Services Fund is one of the series comprising Franklin Mutual Series Fund Inc., an investment company registered under the 1940 Act. The Fund is an advisory client of Franklin Mutual Advisers LLC, an investment adviser registered under the Investment Advisers Act of 1940. Pursuant to an investment advisory agreement with the Fund, the adviser has sole voting and investment power with respect to the shares. The adviser has no interest in dividends or proceeds from the sale of all of the shares and disclaims beneficial ownership of the shares beneficially owned by the fund.

(3)	FBR Private Equity Fund, L.P. is a limited partnership whose general partner is Friedman, Billings, Ramsey Investment Management, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc. FBR Private Equity Fund, L.P. disclaims beneficial ownership of the shares owned by FBR Asset Investment Corp.

Item 5.	Directors and Executive Officers

      Our board of directors is responsible for managing our business and affairs and supervising the management of our company. The responsibilities of each director include, among other things, the oversight of the loan and investment process, and the valuations of our assets. Our board of directors maintains an audit committee, compensation committee and nominating committee.

      Our board of directors currently consists of five members, but may be increased up to eleven by board action as provided in our bylaws. Each director holds office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. As a BDC, we are required to have a majority of directors who are not “interested” persons as defined in Section 2(a)(19) of the 1940 Act. In addition, prior to our election to be treated as a BDC, we took action to comply with the 1940 Act, including the adoption of a code of ethics, the posting of a fidelity bond and the making of custody arrangements.

Officers and Directors

      The following sets forth certain information regarding our executive officers and directors:

Name	Age	Position	Responsibility

Interested Persons
J. Alden Philbrick, IV	44	President, Chief Executive Officer and Director, term expires in 2003	Oversight of general management, loan origination, credit and marketing function
Michael J. Altenburger	53	Chief Financial Officer, Executive Vice President, Treasurer and Director, term expires in 2003	General financial management, financial reporting, accounting, compliance, contracts and operations
Non-Interested Persons
T. Forcht Dagi, M.D.	60	Director, term expires in 2003
Suzanne N. Richardson	36	Director, term expires in 2003
J. Mitchell Reese	43	Director, term expires in 2003

      The following sets forth certain biographical information regarding our executive officers and directors:

      J. Alden Philbrick, IV. Mr. Philbrick is our founder, chairman, director, president and chief executive officer. Prior to joining us, Mr. Philbrick founded Oxford Venture Finance, LLC and served as president and managing general partner from 1987 until March 2002. Mr. Philbrick has worked in venture lending and leasing since 1988 and in the equipment leasing industry since 1983. Mr. Philbrick has coordinated the financing of close to $1 billion in equipment loans to Fortune 500 companies and emerging venture stage companies. Prior to founding Oxford LLC, Mr. Philbrick worked for Finalco, Inc., a publicly-held equipment leasing company specializing in providing operating leases for equipment to Fortune 500 companies. Mr. Philbrick served on the board of directors and senior management of EMC3 International Holding, NV, a digital compression and entertainment media download service company. Mr. Philbrick has also been employed in various marketing capacities by Xerox Corporation. He holds a B.A. in Management Science and Public Policy from Duke University.

      Michael J. Altenburger. Mr. Altenburger is a director and our treasurer and chief financial officer. Prior to joining Oxford, Mr. Altenburger served as the vice president of equipment leasing for Presidential Bank with an emphasis on financing high-tech emerging growth companies. His responsibilities include all facets of equipment leasing, including credit approval, documentation, collections and origination. From 1989 to 1995, Mr. Altenburger was chief financial officer of a privately owned equipment leasing company specializing in arranging financing for federal government equipment lease transactions. Mr. Altenburger holds a Master of Business Administration degree from the Harvard Business School and a Bachelor of Science in Economics from Villanova University.

      T. Forcht Dagi, M.D. Dr. Dagi is a director of Oxford Finance and is the Managing Partner of Biomedical Capital Partners, a Boston based life science venture fund. Prior to his position with Biomedical Capital Partners, Dr. Dagi was the President of Cordova Technologies, Inc. He was also the managing partner and director of Cordova Technology Partners, L.P. Dr. Dagi served on the faculties of Harvard University, Georgetown University, and Brown University, where he was appointed to the Weyland Collegium. He currently holds an appointment as Clinical Professor of Surgery at the Medical College of Georgia, and is a visiting Professor of Management at the Georgia Institute of Technology. He received an A.B. from Columbia College; an M.D. and M.P.H. from Johns Hopkins; and an M.B.A. from the Wharton School of the University of Pennsylvania. Dr. Dagi is a Diplomat of the American Board of Neurological Surgeons, and a fellow of both the American College of Surgeons and the College of Critical Care Medicine. He also is a director of several privately held in the life science industry and is a director of Atherogenics Inc., a publicly traded company.

      Suzanne N. Richardson. Ms. Richardson is a director of Oxford and the Chief Financial Officer and head of business development for Ascend Therapeutics, which she co-founded in April 2002. She has over 14 years of experience in financing and assessing strategy of private and public companies. Prior to founding Ascend Therapeutics, Ms. Richardson was a managing director at JP Morgan from 2000 to 2002 and served as Sector Captain in Equity Capital Markets Origination for the Technology and Finance sectors. Before joining JP Morgan, Ms. Richardson was among the founders of Friedman Billings Ramsey (FBR), where she held a variety of positions from 1989 to 1999 and gained expertise in the venture capital and investment banking industry. Ms. Richardson co-founded their Investment Banking division and grew FBR’s Technology Investment Banking Group to $1.7 billion in transaction; and participated in over $10 billion in capital transactions. Ms. Richardson received her B.A. from the University of Virginia.

      J. Mitchell Reese. Mr. Reese is a director of Oxford and also serves as a principal of Claris Capital. Prior to joining Claris Capital in 2000, Mr. Reese served as a Managing Director of The Carlyle Group from 1997 to 2000. From 1990 to 1997, Mr. Reese was a Managing Director of Morgan Keegan & Company, Inc., where he served on the board of directors and was successively head of the Mergers and Acquisitions Group, co-head of the Investment Banking Group and President of the firm’s Merchant Banking subsidiary. From 1986 to 1990, Mr. Reese was a Vice President in the Mergers & Acquisitions Group at Alex. Brown & Sons. Mr. Reese received his bachelor’s degree from Harvard College and his M.B.A. from Harvard Business School.

Committees of the Board of Directors

      Our board of directors has established an audit committee, a compensation committee, and a nominating committee.

      The audit committee recommends the selection of our independent public accountants, reviews with such independent public accountants the planning, scope and results of their audit of our financial statements and the fees for services performed, reviews with the independent public accountants the adequacy of internal control systems, reviews our annual financial statements and reviews our audit reports and financial statements. The audit committee currently consists of Messrs. Dagi and Reese and Ms. Richardson.

      The compensation committee determines the compensation for our officers based upon recommendations from management and approves stock option grants for our officers under our existing stock option plan. The compensation committee consists of Messrs. Dagi and Reese and Ms. Richardson.

      The nominating committee consists of two directors who are interested persons under the 1940 Act and three directors who are not an interested persons under the 1940 Act. The nominating committee is also responsible for identifying a replacement for Mr. Philbrick, if at any time he is no longer employed by us. The initial members of the nominating committee are Messrs. Philbrick, Altenburger, Dagi and Reese and Ms. Richardson.

Item 6.     Executive Compensation

      Because we began operations in 2002, none of our officers and directors received any compensation from us in 2001. The following table sets forth certain information with respect to the compensation of our directors and executive officers:

COMPENSATION TABLE

		Annual Compensation

					Other Annual
Name and Principal Position	Year	Salary(1)		Bonus	Compensation

J. Alden Philbrick, IV	2001	$		—
Chief Executive Officer and Chairman of the Board	2002		225,000	—	—

Michael J. Altenburger	2001		—	—	—
Executive Vice President and Chief Financial Officer	2002		131,250	—	—

Karl Hefty(2)	2001		—	—	—
Vice President and Portfolio Manager	2002		45,750	—	—

(1)	Operations of the Company began in March 2002. No salary was paid in 2001. The 2002 amounts reflect salary paid from March 2002 through December 31, 2002.

(2)	Mr. Hefty resigned as of October 3, 2002.

Director Compensation

      As compensation for serving on our board of directors, each of our non-employee directors receives an annual fee of $20,000 and an additional $1,000 per each meeting of the board attended, with no additional fee paid in connection with attending committee meetings. In addition, we will reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

      Upon receipt of an order from the SEC, we may also make grants of stock options to our non-employee directors from time to time.

Employment Agreements

      We have entered into employment agreements with Messrs. Philbrick and Altenburger, our senior executive officers. Their employment agreements provide for an employment period commencing in March 2002 and ending on December 31, 2003. The initial term may be extended thereafter by mutual agreement. The employment period may be terminated by the board of directors at any time for any reason subject, in some circumstances, to severance payment obligations.

      Messrs. Philbrick and Altenburger receive an annual base salary under their employment agreement of $300,000 and $175,000, respectively. Our board of directors has the right to increase, but not decrease, the annual base salary during the term. The employment agreements provide that our senior executive officers are entitled to receive an annual cash bonus based upon a determination by our board of directors.

      Our senior executive officers are also entitled to participate in our 2002 Equity Incentive Plan, described below. The employment agreements provide that Messrs. Philbrick and Altenburger will receive options to purchase shares of our common stock after we become a BDC. These options will have an exercise price equal to the fair market value of our common stock on the date of grant. These stock options will fully vest over three years, in straight-line fashion, with 33 1/3% vesting each year.

      If we should terminate a senior executive officer’s employment by reason of his death or disability, he or his legal representative would be entitled to receive from us, an amount equal to:

•	his annual base salary for the remainder of the employment period;

•	the annual bonus payable to him for the most recently completed fiscal year;

•	any previously deferred compensation; and

•	any accrued but unused vacation pay.

      Except for the annual base salary, which will be paid out in accordance with our normal payroll policies, the amounts listed above would be paid out in a lump sum in cash within thirty days of the date of termination.

      If the senior executive officer’s employment is terminated by reason of disability his unvested options which would have vested within two years of the termination date would immediately vest. If the senior executive officer dies, those options that would vest within one year from the date of death would vest, but he would forfeit any unvested options scheduled to vest after one year after date of death. In the case of death or disability all vested options would expire unless exercised (and all outstanding loans resulting from the prior exercise of any options would have to be repaid) within 18 months of the termination date because of disability or death. A senior executive officer’s unvested stock options would generally vest if his employment were terminated for any reason other than a disability or cause or if he resigned with good reason.

      If we should terminate a senior executive officer’s employment for any reason other than death, disability or cause, the senior executive officer would also be entitled to receive:

•	his annual base salary for the remainder of the employment period in accordance with our normal payroll policies;

•	an amount equal to the annual bonus paid or payable to him for the most recently completed fiscal year;

•	any previously deferred compensation; and

•	any accrued but unused vacation pay.

      Our senior executive officer’s employment agreements define “cause” as:

•	a material breach by him of his obligations under the agreement (other than as a result of incapacity due to physical or metal illness) which is grossly negligent or willful on his part, which is committed in bad faith or without reasonable belief that such breach is in our best interests, and which is not remedied in a reasonable period of time after receipt of written notice specifying such breach; or

•	his conviction of a felony involving moral turpitude or his guilty or nolo contendere plea to such a felony.

      These payments would also be made if the senior executive officer resigned for “good reason,” which generally includes the following:

•	our materially and adversely changing his responsibilities and duties;

•	a material breach by us of our compensation obligations under the employment agreement;

•	our requiring him to be based at an office or location more than thirty-five miles from Alexandria, Virginia;

•	our purported termination of his employment otherwise than as permitted by his employment contract; or

•	the failure of a successor to all or substantially all our business or assets to comply with his employment agreement.

      If we should terminate the senior executive officer’s employment for cause, or if the senior executive officer terminates his employment without good reason, then we will only be obligated to pay him his annual base salary through the date of termination and the amount of any previously deferred compensation. All of the senior executive officer’s unvested stock options would be forfeited and he would have no more than 90 days (unless a longer period is designated by the Committee) to exercise any vested but unexercised options (and to repay any outstanding loans resulting from the prior exercise of any options) during the remaining term of the option.

      Upon termination of employment, each senior executive officer is subject to certain non-compete covenants. These covenants generally apply for twenty-four months after he ceases to be employed by us unless we failed to make any required severance payments described above. Each of the employment agreements also provides that the senior executive officer will maintain the confidentiality of our confidential information during and after the period of his employment, subject to their ability to disclose information under certain limited circumstances.

      Effective October 3, 2002, Mr. Hefty resigned, and his employment agreement was terminated.

      Other than as described above, we have not entered into any employment agreements.

Stock Option Plan

      We have established a stock option plan (the “Option Plan”) to encourage stock ownership in us by officers, thus giving them a proprietary interest in our performance and also to reward outstanding performance and provide a means to attract and retain persons of outstanding ability to the service of the company.

      As a BDC, we will be permitted to allocate up to 20% of our total shares outstanding to the Option Plan. Currently, the plan provides for the issuance of options to purchase a maximum of 676,000 shares of common stock, approximately 13% of our outstanding shares at the close of the offering.

      We intend to make the following option grants:

Name	Number of Options

J. Alden Philbrick, IV	530,660
Michael J. Altenburger	145,340

Administration

      The Option Plan is administered by our compensation committee (the “Committee”), comprised of at least two (2) members of our board of directors, each of whom must (a) be a non-employee director, as defined in Rule 16b-3 under the 1934 Act, (b) have no financial interest in grants of stock options to our officers under the Option Plan and not be an “interested person” as defined in Section 2(a)(19) of the 1940 Act, and (c) be an “outside director” as the term is defined under Section 162(m) of the Internal Revenue Code.

      The Committee interprets the Option Plan and, to the extent and in the manner contemplated in the Option Plan, exercises the discretion reserved to it in the plan. The Committee may prescribe, amend and rescind rules and regulations relating to the Option Plan and make all other determinations necessary for its administration. The decision of the Committee on any interpretation of the Option Plan or its administration, if in compliance with the provisions of the 1940 Act and the regulations under it, will be final and binding with respect to us, any optionee or any person claiming to have rights as, or on behalf of, any optionee.

Terms of Options

      The Committee’s principal objective in awarding stock options to our eligible officers is to align each optionee’s interests with our success and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of our stock and the value delivered to stockholders. Stock options will be granted under the Option Plan at a price not less than the prevailing market value and will have value only if our stock price increases. The Committee will determine the amount and features of the stock options, if any, to be awarded to optionees. The Committee will evaluate a number of criteria, including the past service of each such optionee, the present and potential contributions of such optionee to our success and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Option Plan, including the recipient’s current stock holdings, years of service, position with the company and other factors. The Committee will not apply a formula assigning specific weights to any of these factors when making its determination. The Committee will award stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration.

Participants — Officers

      The Committee determines and designates those officers who are eligible to participate in the Option Plan. The Committee also determines the number of options to be awarded to each optionee. In making these determinations, the Committee takes into account the past service of the optionee and potential contributions to our success, and such other factors, as the Committee deems relevant to accomplish the purposes of the Option Plan.

Participants — Non-Officer Directors

      Our non-officer directors will not be eligible to participate in the Option Plan unless an exemptive order is obtained from the SEC. We may determine to seek such an order in the future to permit our non-officer directors to participate in the Option Plan.

      Options awarded under the Plan will not be transferable other than by the laws of descent and distribution, a qualified domestic relations order, or with the permission of the Committee, which may allow options to be transferred to family members, or entities established for the benefit of family members, for estate planning purposes.

Exercise of Options

      Options will be exercisable at a price equal to the fair market value of the shares at the time the option is granted, except with respect to options that are intended to be incentive stock options (within the meaning of the Code) and that are granted to any holder of 10% or more of our outstanding shares, in which case the exercise price will not be less than 110% of the then-current fair market value. The day on which we approve the granting of an option or the date specified in the Plan will be considered the date on which the option is granted. For purposes of the Option Plan, the fair market value of the shares is the closing price of the shares on an exchange on the date on which the option is awarded, or if not traded on an exchange, the net asset value on the date the option is awarded.

      Options may contain such other terms and conditions as the Committee deems advisable, including, but not limited to, being exercisable only in installments. Options granted to different optionees or at different times need not contain similar provisions. Each option will state the period or periods of time within which the option may be exercised by the optionee, which may not exceed ten years from the date the option is granted. The option period may not exceed five years if the option is intended to be an incentive stock option (within the meaning of the Code) and the option is awarded to a holder of 10% or more of our outstanding shares.

      All rights to exercise options will terminate 90 days (unless a longer period is designated by the Committee) after an optionee ceases to be (i) both an officer and a director, if such optionee serves in both capacities, or (ii) an officer (if such officer is not also a director) of us for any cause other than death or total and permanent disability. If an optionee’s employment is terminated for any reason other than death or total and permanent disability before expiration of his option and before he has fully exercised it, the optionee has the right to exercise the option during the balance of the 90-day period from the date of termination. If an optionee dies or becomes totally and permanently disabled before expiration of the option, without fully exercising it, he or she or the executors or administrators or legatees or distributees of the estate will, as may be provided at the time of the grant, have the right, within one year after the optionee’s death or total and permanent disability, to exercise the option in whole or in part before the expiration of its term.

Payment for Shares

      Full payment for shares purchased must be made at the time of exercising the option in whole or in part.

Effect of Change in Shares Subject to the Amended Plan

      If there is a change in the outstanding shares through the declaration of stock dividends, stock splits, or combinations or exchanges of shares, or otherwise, the number of shares available for option and the shares subject to an option and the option prices will be appropriately adjusted by the Committee.

Change of Control

      In the event of a Change of Control (as defined below), all outstanding options will become fully vested and exercisable as of the Change of Control. For purposes of the Option Plan, “Change of Control” means (i) the sale of substantially all of our assets; (ii) the acquisition, whether directly or indirectly, beneficially (within the meaning of Rule 13d-3 of the 1934 Act), or of record, of our securities representing twenty-five percent (25%) or more in the aggregate voting power of our outstanding common stock by any “person” (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including any corporation or group of associated persons acting in concert, other than (A) us or our subsidiaries and/or (B) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of us or our subsidiaries, including a trust established pursuant to any such plan, or (iii) a merger or consolidation of the company with another entity unless we are the surviving company in such merger or consolidation.

Amendment and Termination

      The Committee may modify, revise or terminate the Option Plan at any time. While the Board of Directors may seek stockholder approval of an action modifying a provision of the Option Plan when deemed advisable, the Board of Directors may make certain modifications without stockholder approval (except with respect to the number of options authorized for issuance under the Option Plan). The Option Plan will terminate when all shares reserved for issuance have been issued upon the exercise of options, or by action of the Board of Directors whichever shall occur first.

      If the Committee determines that the listing, registration or qualification of the shares subject to an option upon a securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, the option may not be exercised unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee. No option will expire during any period when the right to exercise an option is so suspended by the Committee. The Committee will extend its term for a further period so as to afford the optionee a reasonable opportunity to exercise the option, except that no option may be exercised more than ten years after it was granted.

Resale of Shares Acquired Pursuant to Options

      Optionees purchasing shares pursuant to options may resell the shares through brokers or dealers at prevailing market prices. Any sales by optionees who may be deemed affiliates of the Company must be made pursuant to registration under the 1933 Act or pursuant to an exemption therefrom.

Federal Tax Consequences of the Option Plan

      The following is a summary of certain U.S. federal income tax consequences of transactions under the Option Plan based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or other tax consequences.

          Incentive Stock Options

      In general, no income will be recognized by an optionee and no deduction will be allowed to us with respect to the grant or exercise of an “incentive stock option” granted under the Option Plan. The difference between the exercise price and the fair market value of the shares of common stock on the date such an option is exercised is, however, an adjustment item for the participant for purposes of the alternative minimum tax. When the stock received upon exercise of such an option is sold, provided that the stock is held for more than two years from the date of grant of the option and more than one year from the date of the exercise, the participant will recognize a long-term capital gain or loss equal to the difference between the amount realized and the exercise price of the option related to such stock. If the above-mentioned holding period requirements of the Code are not satisfied, the subsequent sale of stock received upon exercise of an incentive stock option will be treated as a “disqualifying disposition.”

      In general, the participant will recognize taxable income at the time of such disqualifying disposition as follows: (i) ordinary income in an amount equal to the excess of (A) the lesser of the fair market value of the shares of common stock on the date the incentive stock option is exercised or the amount realized on such disqualifying disposition over (B) the exercise price and (ii) capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the shares of common stock on the date the incentive stock option is exercised (or capital loss to the extent of any excess of the exercise price over the amount realized on disposition). Any capital gain or loss recognized by the participant will be long-term or short-term depending upon the holding period for the stock sold. We may claim a deduction at the time of the disqualifying disposition equal to the amount of ordinary income the participant recognizes. Note that the tax treatment generally applies only to the extent that the optionee is an employee at the time of the grant of the option and at all times during the period ending three months before the date of exercise.

          Non-Qualified Stock Options

      The grant of a non-qualified stock option under the Option Plan will not result in the recognition of taxable income to the participant or in a deduction to us. In general, upon exercise, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock purchased over the exercise price. We are required to withhold tax on the amount of income so recognized, and are entitled to a tax deduction equal to the amount of such income. Gain or loss upon a subsequent sale of any shares of common stock received upon the exercise of a non-qualified stock option is taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

Item 7.	Certain Relationships and Related Transactions

      In connection with the private placement, FBR Asset, an affiliate of Friedman Billings Ramsey & Co., Inc., provided an aggregate of $9.8 million in funding on March 20, 2002, structured in the form of a loan, to fund five of loan originations until the closing of our private placement. We repaid this loan on March 28, 2002 plus fees of $200,000 and interest of $26,000 with the proceeds from the private placement. In addition, we have agreed that for three years following the closing of the private placement, Friedman Billings Ramsey will have the right for three years to act as financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction and to serve as the lead underwriter or placement agent in connection with any public or private equity offerings by us if such transactions are on commercially reasonable terms. See “Regulation as a Business Development Company.”

      On March 25, 2002, we entered into an Assignment Agreement with Oxford LLC, to acquire open lines of credit with 29 life science companies with an aggregate availability of approximately $75 million and other corporate assets, upon closing of our private placement. The principal owner of Oxford LLC is the President and Chief Executive Officer of Oxford Finance. We are not required to fund any amounts under these lines of credit, and the recipients of these lines of credit are not required to obtain funding from us. In addition to the 29 lines of credit, we also acquired certain assets of Oxford LLC, including its software and databases, computers, furniture, forms, and customer lists. In exchange for all of these items, Oxford LLC received $250,000 in cash.

      On March 25, 2002, First Union Securities, Inc. (acting under the trade name “Wachovia Securities”), Mr. Philbrick, Oxford LLC and the Company entered into a memorandum of understanding in connection with the cancellation of a February 28, 2002 engagement letter. The engagement letter was canceled due to structural and timing issues between the parties. Under the memorandum of understanding, subject to final agreement by all parties, the Company paid Wachovia Securities $100,000, agreed that Wachovia Securities would serve as debt placement agent for the Company in connection with future debt offerings until Wachovia Securities has generated $500,000 in fees and Wachovia Securities would have received an additional cash payment of $400,000 from Mr. Philbrick within 30 days of the closing of the private placement.

      On May 1, 2002 we entered into a final agreement with Wachovia Securities that contained mutual releases and indemnities among us, Wachovia Securities and Mr. Philbrick from any obligations under any prior agreements, including the February 28, 2002 memorandum of understanding. Under this final agreement, Wachovia retained $100,000 received under the memorandum of understanding, retained the right to be debt placement agent, and additionally we paid Wachovia Securities in 2002 $150,000 to be credited against future fees payable for services related to debt financing transactions. Furthermore, we agreed that Wachovia Securities would be paid a fee equal to 1% of the aggregate consideration received if the Company is effectively acquired or merged within 18 months of the date of the agreement with two specified parties introduced to the Company by Wachovia Securities. On January 23, 2003, the parties amended the agreement to provide that for fees earned by Wachovia Securities up to $500,000, 50% would be paid in cash and 50% would be credited against the $150,000 already paid by Oxford. Fees in excess of $300,000 are to be paid in cash. In connection with a financing transaction, Wachovia Securities was entitled to $75,000, of which $37,500 is payable in cash and $37,500 will be credited against the $150,000 already paid.

Item 8.	Legal Proceedings

      We are not currently party to any legal proceeding that would be expected to have a material adverse effect on our business, results of operations or financial condition.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

      Our common stock is not currently traded on any exchange, and there is no established public trading market for our stock. As of January 30, 2003, there were 40,000,000 shares of common stock authorized and 5,200,000 shares outstanding. In addition, we have reserved 676,000 shares for issuance under our stock option plan. As of January 30, 2003, no options to purchase stock have been granted.

      In March 2002, we completed a private placement of 5,000,000 shares of our common stock. These have not been registered with the SEC or with any state. Until the shares are registered, they may only be transferred in transactions exempt from registration under the Securities Act of 1933 and the applicable securities laws of any other jurisdiction.

      In connection with the private placement, we entered into a Registration Rights Agreement with Friedman Billings Ramsey on behalf of the purchasers in the private placement, pursuant to which we agreed that in the event we initiate a public offering of our common stock, we will register, in addition to those shares we may offer directly to the public for cash, those shares requested to be registered by purchasers in the private placement that continue to be “restricted securities” within the meaning of Rule 144 under the 1933 Act, subject to pro-rata reduction among the selling shareholders by the underwriter or underwriters of such public offering in the event the underwriter(s) cannot include all of the Company’s shares in such offering. In addition, we agreed that if no public offering is consummated within a year of the private placement, we will use our best efforts to file a shelf registration statement pursuant to which the purchasers in the private placement could resell their shares.

      The Board of Directors declared a $0.02 per share dividend to shareholders of record as of September 15, 2002. The dividend was paid on September 30, 2002. In addition, we paid a dividend of $0.03 per share payable to stockholders of record as of December 15, 2002 on December 31, 2002. If we become a RIC, we intend to distribute each year to stockholders at least 90% of our “investment company taxable income” (which is defined in the Internal Revenue Code generally as ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses). See “Certain U.S. Federal Income Tax Considerations.”

Item 10.	Recent Sales of Unregistered Securities

      On March 28, 2002, we closed our initial private placement of 5,000,000 shares of common stock. The offering was made exclusively to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, institutional and individual accredited investors as defined in Rule 501(a) under the Securities Act of 1933, and non-U.S. persons pursuant to offers and sales that occur in offshore transactions within the meaning of Regulation S under the Securities Act of 1933. Friedman, Billings, Ramsey acted as the placement agent in the offering.

      Friedman, Billings, Ramsey purchased 5,000,000 shares from us in a transaction exempt under Regulation D of the Securities Act for $9.30 per share or an aggregate of $46,500,000. Aggregate proceeds to the Company after expenses were $46,125,000.

      We are using the net proceeds of the private placement to fund loans primarily to emerging-growth life science companies that meet our lending criteria and for corporate and working capital purposes. Specifically, we (i) repaid a $9.8 million loan from FBR Asset, an affiliate of Friedman, Billings, Ramsey, made to us so that we could fund five lines of credit pending the closing of the private placement, (ii) are funding loans to portfolio companies, including approximately $75 million under lines of credit pursuant to lines of credit that were originated by Oxford LLC and assigned to us, and (iii) are using the remainder for corporate and working capital purposes. Pending the funding of these loans, we will primarily invest the net proceeds in money market instruments.

Item 11.	Description of Registrant’s Securities to be Registered

      Our authorized capital stock consists of 50,000,000 shares of capital stock, $.01 par value per share, 40,000,000 of which is designated as common stock and 10,000,000 of which is designated as preferred stock. Under our articles of incorporation, our board of directors is authorized to classify and reclassify any unissued shares of capital stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions or redemption or other rights of such shares of capital stock, without requiring stockholder approval. The following is a description of the material terms of our capital stock. The following summary description of our capital stock is subject to, and qualified in its entirety by, our articles of incorporation. Please review our articles of incorporation for a more detailed description of the provisions summarized below.

Common Stock

      All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges and, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when declared by our board of directors out of funds legally available. Shares of our common stock have no preemptive, conversion or redemption rights. In the event we liquidate, dissolve or wind up our business, each share of our common stock is entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any is outstanding at the time. Each share of our common stock is entitled to one vote and does not have cumulative voting rights, which means that holders of a majority of such shares, if they so choose, could elect all of the directors, and holders of less than a majority of such shares would, in that case, be unable to elect any director.

Preferred Stock

      In addition to shares of common stock, our articles of incorporation authorize the issuance of shares of preferred stock. Our board of directors is authorized to provide for the issuance of preferred stock with such preferences, powers, rights and privileges as it deems appropriate, except that such an issuance must adhere to the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or distribution is made with respect to our common stock or before any purchase of common stock is made, the preferred stock, together with all other senior securities, must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are in arrears by two years or more. We believe that the availability of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

Certain Provisions of Maryland Law, Our Articles of Incorporation and Bylaws

Limitation on Liability of Directors

      We have adopted provisions in our articles of incorporation and bylaws, which, to the fullest extent permitted by Maryland law and the 1940 Act, limit the liability of our directors and officers for monetary damages. Under our articles of incorporation we must indemnify our directors and officers to the full extent permitted by Maryland law, as limited by the 1940 Act, including the advance of expenses under the procedures and to the full extent permitted by law, and we may indemnify our other employees and agents to the extent our board of directors may determine in accordance with our bylaws and as may be permitted by law. The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against one of our directors or officers for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior) except to the extent this limitation is not permitted under applicable law, including the 1940 Act. These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event one of our directors or officers breaches his or her duty of care. These provisions will not alter the liability of our directors or officers under federal securities laws.

Certain Anti-Takeover Provisions

      Our articles of incorporation and bylaws and Maryland law contain certain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws.

Number of Directors; Removal; Vacancies

      Our articles of incorporation provide that the number of directors will be determined pursuant to our bylaws and our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. In addition, our bylaws provide that the number of directors shall not be increased by 50% or more in any 12-month period without the approval of at least 66 2/3% of the members of our board of directors then in office. Our bylaws provide that any vacancies will be filled by the vote of a majority of the remaining directors elected by that class or series entitled to fill such vacancy or by the sole remaining director elected by that class or series if there is only one such director; provided however, that any vacancy shall be filled in compliance with Section 16(b) of the 1940 Act. The directors so appointed shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Accordingly, our board of directors could temporarily prevent any stockholder from enlarging the board of directors and filling the new directorships with such stockholder’s own nominees. Our bylaws also provide that, except as may be required by law or our articles of incorporation, our directors may only be removed for cause and only by the affirmative vote of two thirds of the voting power of all of the shares of our capital stock then entitled to vote in the election of directors.

Stockholder Approval Requirements

      Maryland law provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

      Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders, which we refer to as the stockholder notice procedure. The stockholder notice procedure provides that (1) only persons who are nominated by, or at the direction of, the board of directors, or by a stockholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors, and (2) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our secretary of such stockholder’s intention to bring such business before the meeting. Except for stockholder proposals submitted in accordance with the federal proxy rules as to which the requirements specified therein shall control, notice of stockholder nominations or business to be conducted at a meeting must be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting if the notice is to be submitted at an annual stockholders meeting or no later than 10 days following the day on which notice of the date of a special meeting of stockholders was given if the notice is to be submitted at a special stockholders meeting.

      The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendment of Articles of Incorporation and Bylaws

      Our articles of incorporation may be amended, altered or repealed, subject to the resolutions providing for the designation of any class or series of preferred stock, only by the affirmative vote of both a majority of the members of our board of directors then in office and two thirds of the voting power of all of the shares of our capital stock entitled to vote on the matter. Our bylaws provide that the bylaws may be adopted, amended, altered or repealed by the affirmative vote of the majority of our board of directors then in office; except that the board of directors may not alter, amend or repeal any bylaws made by the stockholders. Any action taken by our stockholders with respect to adopting, amending, altering or repealing our bylaws may be taken only by the affirmative vote of the holders of at least two thirds of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions are intended to make it more difficult for stockholders to circumvent certain other provisions contained in our articles of incorporation and bylaws. These provisions, however, also will make it more difficult for stockholders to amend the articles of incorporation or bylaws without the approval of the board of directors, even if a majority of the stockholders deems such amendment to be in the best interests of all stockholders.

Transfer Agent and Registrar

      American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York 10038 acts as the transfer agent and registrar with respect to our common stock.

Item 12.	Indemnification of Directors and Officers

      We have adopted provisions in our articles of incorporation and bylaws, which, to the fullest extent permitted by Maryland law and the 1940 Act, limit the liability of our directors and officers for monetary damages. Under our articles of incorporation we must indemnify our directors and officers to the full extent permitted by Maryland law, as limited by the 1940 Act, including the advance of expenses under the procedures and to the full extent permitted by law, and we may indemnify our other employees and agents to the extent our board of directors may determine in accordance with our bylaws and as may be permitted by law. The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against one of our directors or officers for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior) except to the extent this limitation is not permitted under applicable law, including the 1940 Act. These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event one of our directors or officers breaches his or her duty of care. These provisions will not alter the liability of our directors or officers under federal securities laws.

Item 13.	Financial Statements and Supplementary Data

      See the Financial Statements beginning on page F-1 of this registration statement.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      Not Applicable.

Item 15.	Financial Statements and Exhibits

(a) Financial Statements

(b) Exhibits

3.1**	Articles of Incorporation
3.2**	Bylaws
4.1**	Registration Rights Agreement
10.1**	Stock Option Plan
10.2**	Employment Agreement for J. Alden Philbrick, IV
10.3**	Employment Agreement for Michael J. Altenburger
10.4**	Agreement Regarding Cancellation of an Engagement Letter dated May 1, 2002 by and between First Union Securities, Inc., J. Alden Philbrick IV, Oxford Venture Finance LLC and Oxford Finance Corporation
10.4(a)*	Amendment dated January 23, 2003 to Agreement Regarding Cancellation of an Engagement Letter
10.5**	Master Loan and Security Agreement dated November 27, 2002 by and between Farmers & Mechanics Bank and Oxford Finance Corporation
10.6**	Code of Ethics
23*	Consent of Ernst & Young LLP

*	Filed herewith

**	Previously filed

OXFORD FINANCE CORPORATION

Report of Independent Auditors

The Board of Directors and Shareholders

Oxford Finance Corporation

      We have audited the accompanying balance sheets of Oxford Finance Corporation (the Company) as of December 31, 2002 and 2001, including the schedule of investments at December 31, 2002, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oxford Finance Corporation at December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 to the financial statements, accounting principles used in the preparation of the financial statements beginning December 31, 2002 (upon conversion to a business development company under the Investment Company Act of 1940, as amended) are different than those for periods prior to December 31, 2002 and are not directly comparable.

/s/ Ernst & Young LLP

McLean, VA

January 24, 2003

OXFORD FINANCE CORPORATION

BALANCE SHEET

	December 31,	December 31,
	2002	2001

ASSETS
Cash and cash equivalents	$11,831,439	$—
Investments:
Loans at fair value (cost of $40,427,298)	40,427,298	—
Unearned income on loans	(932,503)	—
Investments in equity securities at fair value (cost of $1,028,279)	999,948	—

Total investments	40,494,743	—
Interest receivable — loans	199,750	—
Interest receivable — other	15,336	—
Intangible asset	224,580	—
Prepaid and other assets	498,363	—

TOTAL ASSETS	$53,264,211	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Notes payable	$7,131,205	$—
Accounts payable	17,578	—
Accrued expenses and other liabilities	171,747	—
Customer deposits	124,253	—

Total Liabilities	$7,444,783	$—

STOCKHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, no shares issued or outstanding	$—	$—
Common stock, $0.01 par value, 40,000,000 shares authorized and 5,200,000 and 200,000 shares issued and outstanding at December 31, 2002 and December 31, 2001, respectively	52,000	2,000
Common stock subscription receivable	—	(2,000)
Capital in excess of par value	45,849,434	—
Distributions in excess of earnings	(53,675)	—
Net unrealized depreciation on investments	(28,331)	—

Total Stockholders’ Equity	$45,819,428	$—

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,264,211	$—

The accompanying notes are an integral part of these financial statements.

OXFORD FINANCE CORPORATION

STATEMENTS OF OPERATIONS

Year
Ended
December 31,
2002

INTEREST INCOME
Interest income — loans	$2,214,527
Interest income — cash and cash equivalents	313,338

Total interest income	2,527,865

OPERATING EXPENSES
Salaries, payroll taxes and benefits	969,636
Interest and financing fees	509,708
General and administrative	480,196

Total operating expenses	1,959,540

NET OPERATING INCOME BEFORE PROVISION FOR LOAN LOSSES	568,325

Provision for loan losses	(315,000)

Net operating income before income taxes and cumulative effect of accounting change	253,325
Income tax expense	(47,000)

Operating income before cumulative effect of accounting change	206,325

Cumulative effect of accounting change for the conversion to business development company on December 31, 2002	(28,331)

Net increase in stockholders’ equity resulting from earnings	$177,994

PER COMMON SHARE DATA:
Operating income per common share before cumulative effect of accounting change — basic and diluted	$0.05
Earnings per common share — basic and diluted	$0.04
Dividends paid per common share	$0.05
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,366,667
Diluted	4,366,667

*	The Company commenced operations on March 20, 2002.

The accompanying notes are an integral part of these financial statements.

OXFORD FINANCE CORPORATION

STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock		Stock	Capital in	Distributions	Net unrealized	Total
			Subscription	Excess of Par	in excess of	depreciation	Stockholders’
	Shares	Amount	Receivable	Value	earnings	on investments	Equity

Balance at December 31, 2001	200,000	$2,000	$(2,000)	$—	$—	$—	$—
Offering of common stock, net of costs	5,000,000	50,000	2,000	45,849,434	—	—	45,901,434
Dividends paid to common stockholders	—	—	—	—	(260,000)	—	(260,000)
Net income before cumulative effect of accounting change	—	—	—	—	206,325	(28,331)	177,994

Balance at December 31, 2002	5,200,000	$52,000	$—	$45,849,434	$(53,675)	$(28,331)	$45,819,428

The accompanying notes are an integral part of these financial statements.

OXFORD FINANCE CORPORATION

STATEMENT OF CASH FLOWS AND CASH EQUIVALENTS

Year Ended
December 31,
2002

CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in stockholders’ equity resulting from earnings/net income	$177,994
Adjustments to reconcile net income to net cash used by operating activities:
Provision for loan losses	315,000
Depreciation and amortization expense	30,538
Increase in interest receivable — loans	(199,750)
Increase in prepaid and other assets	(230,397)
Increase in accounts payable	17,578
Increase in accrued expenses and other liabilities	296,000

Net Cash Provided by Operating Activities	406,963

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans and equity investments	(40,809,743)
Purchases of intangible asset	(236,400)
Purchases of equipment	(143,905)

Net Cash Used by Investing Activities	(41,190,048)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock, net of costs	45,901,434
Proceeds from borrowings	7,131,205
Payment of financing costs	(158,115)
Dividends paid	(260,000)

Net Cash Provided by Financing Activities	52,614,524

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,831,439

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,831,439

Cash paid for income taxes:	$100,000

Cash paid for interest:	$55,798

*	The Company commenced operations on March 20, 2002.

The accompanying notes are an integral part of these financial statements.

OXFORD FINANCE CORPORATION

SCHEDULE OF INVESTMENTS

			December 31, 2002

Portfolio Company	Industry Sector	Investment*	Cost	Fair Value

3-Dimensional Pharmaceuticals, Inc.	Therapeutics	Senior Debt	$6,502,591	$6,502,591
Alphavax, Inc.	Vaccines	Senior Debt	420,855	420,855
Altus Biologics, Inc.	Enabling technology	Senior Debt	1,635,030	1,635,030
		Warrants to Purchase
		Common Stock	39,165	39,165
Ambit Biosciences, Inc.	Therapeutics	Senior Debt	405,094	405,094
		Warrants to Purchase
		Preferred Stock	10,915	10,915
Amphora Discovery, Inc.	Enabling technology	Senior Debt	2,770,639	2,770,639
		Warrants to Purchase
		Common Stock	47,218	18,887
Ardent Pharmaceuticals, Inc.	Therapeutics	Senior Debt	122,205	122,205
		Warrants to Purchase
		Common Stock	6,178	6,178
Athenix, Inc.	Agriculture Biotechnology	Senior Debt	355,189	355,189
		Warrants to Purchase
		Preferred Stock	20,018	20,018
Axya Medical, Inc.	Medical Devices	Senior Debt	72,448	72,448
Beyond Genomics, Inc.	Therapeutics	Senior Debt	1,667,205	1,667,205
		Warrants to Purchase
		Common Stock	64,485	64,485
Cellular Genomics, Inc.	Enabling technology	Senior Debt	3,006,079	3,006,079
		Warrants to Purchase
		Preferred Stock	172,054	172,054
Chemcodes, Inc.	Enabling technology	Senior Debt	630,357	630,357
		Warrants to Purchase
		Preferred Stock	25,460	25,460
Cogent Neuroscience, Inc.	Therapeutics	Senior Debt	533,144	533,144
CropSolution, Inc.	Agriculture Biotechnology	Senior Debt	1,098,360	1,098,360
		Warrants to Purchase
		Common Stock	47,608	47,608
Dynogen Pharmaceuticals, Inc.	Therapeutics	Senior Debt	236,371	236,371
		Warrants to Purchase
		Preferred Stock	7,590	7,590
Elixir Pharmaceuticals, Inc.	Therapeutics	Senior Debt	424,710	424,710
		Warrants to Purchase
		Common Stock	15,910	15,910
Entelos, Inc.	Enabling technology	Senior Debt	751,375	751,375
ICAgen, Inc.	Therapeutics	Senior Debt	476,509	476,509
Infinity Pharmaceuticals	Therapeutics	Senior Debt	2,178,347	2,178,347
		Warrants to Purchase
		Preferred Stock	41,205	41,205

Continued on following page

The accompanying notes are an integral part of these financial statements.

			December 31, 2002

Portfolio Company	Industry Sector	Investment*	Cost	Fair Value

LipoScience, Inc.	Diagnostics	Senior Debt	$2,507,954	$2,507,954
		Warrants to Purchase
		Common Stock	87,755	87,755
Locus Discovery, Inc.	Enabling technology	Senior Debt	3,473,822	3,473,822
		Warrants to Purchase
		Common Stock	166,244	166,244
Memory Pharmaceuticals, Inc.	Therapeutics	Senior Debt	1,735,330	1,735,330
		Warrants to Purchase
		Common Stock	82,453	82,453
Microbia, Inc.	Therapeutics	Senior Debt	1,499,315	1,499,315
Nobex, Inc.	Enabling technology	Senior Debt	329,840	329,840
		Warrants to Purchase
		Preferred Stock	15,275	15,275
Plexxikon, Inc.		Senior Debt	1,691,146	1,691,146
		Warrants to Purchase
		Preferred Stock	44,091	44,091
Protometrix, Inc.	Enabling technology	Senior Debt	776,546	776,546
		Warrants to Purchase
		Preferred Stock	49,618	49,618
Structural GenomiX, Inc.	Therapeutics	Senior Debt	3,511,940	3,511,940
		Warrants to Purchase
		Preferred Stock	79,033	79,033
Transmolecular, Inc.	Therapeutics	Senior Debt	129,061	129,061
		Warrants to Purchase
		Preferred Stock	6,004	6,004
US Genomics, Inc.	Enabling technology	Senior Debt	553,333	553,333

Total investments			$40,523,074	$40,494,743

* The warrants we hold represent, in each instance, less than 1% of the entity issuing the warrants.

The accompanying notes are an integral part of these financial statements.

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS

December 31, 2002

Note 1. Description of Business

      The Company was incorporated under the General Corporation Laws of the State of Maryland on October 23, 2001. On December 31, 2002, the Company elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940. In addition, the Company intends to elect to be regulated for tax purposes as a Regulated Investment Company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for the calendar year 2003.

      To qualify as a RIC for federal income tax purposes, we cannot have any “earnings and profits” (as determined for federal income tax purposes) from our operations prior to the effective election to be taxed as a RIC. To meet this requirement, we have paid our stockholders a dividend during 2002, and we intend to declare, in early 2003, a dividend from substantially all of the remaining earning and profits for the year ended December 31, 2002.

      As a RIC, the Company will be required to pay out as a dividend 90% of its ordinary income and short-term capital gains for each taxable year in order to maintain its status as a RIC under Subtitle A, Chapter 1 of Subchapter M of the Code. The Company intends to pay out as a dividend substantially all those amounts. The amount to be paid out as a dividend is determined by the Board of Directors each quarter and is based on the annual earnings estimated by the management of the Company. The Company has a policy of retaining long-term capital gains and not paying them out as dividends.

      The Company’s investment objective is to achieve a high level of current income from interest payments from the loans we make to portfolio companies and to achieve capital gains through an increase in the value of the warrants we receive from our portfolio companies in connection with these loans. We provide loans primarily to emerging-growth life sciences companies. We secure our loans with equipment and other assets.

Note 2. Summary of Significant Accounting Policies

      The financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.

Conversion to Business Development Company

      On December 31, 2002 the Company elected to be regulated as a BDC under the Investment Company Act of 1940. The results of operations for 2002 reflect the Company’s results prior to operating as a BDC and the cumulative effect of accounting change for the conversion to a BDC on December 31, 2002. Accounting principles used in the preparation of the financial statements as a BDC differ primarily related to the carrying value of investments and the accounting for income taxes.

      The cumulative effect of accounting change for the conversion to a BDC is as follows:

Cumulative Effect of Business

Development Company Conversion

Effect of recording equity investments at fair value	$(28,331)

$(28,331)

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2002

      Interest and Fee Income Recognition — Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Original issue discount is amortized into interest income using the effective interest method. It is management’s practice to cease accruing interest on loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection. Unearned fees are amortized over the term of the related loan using the effective interest method.

      Cash and cash equivalents — Cash and cash equivalents consist of demand deposits and highly liquid investments with original maturities of three months or less.

      Valuation of Investments — Prior to our conversion to a BDC, the company recorded an allowance for loan losses and only marketable debt and equity securities and certain derivative securities were required to be carried at market value. Beginning on December 31, 2002, as a BDC, since substantially all of our investments were acquired in privately negotiated transactions and do not have readily determinable market values, the investments are required to be carried at fair value. Fair value is determined in good faith by our board of directors under our valuation policy, with changes in value reported quarterly through our statement of operations under the caption of “unrealized appreciation (depreciation) on investments.”

      Substantially all of our investments are carried at fair value as determined by our board of directors. Determination of fair value involves subjective judgments and the resultant values may not represent amounts at which investments could be bought or sold in an independent third party transaction, and the difference could be material.

      Commercial loans — Net unearned income includes unearned fees of $933,000 at December 31, 2002. Unearned fees are amortized over the term of the related loan using the effective interest method for amortizing term loans. In general, our loans are collateralized by equipment pledged by our customers. At December 31, 2002, our loans are carried at fair value. In making such a determination, for loans which no public trading market exists, the board of director’s values loans at original cost less principal repayment, unless economic, industry, or company fundamentals have deteriorated to the degree that the market value or repayment expectation indicates otherwise. The board considered the following factors: enterprise value, enterprise performance asset liquidation, collateral value, comparable loan purchases/sales, or other sources of repayment.

      Investments in equity securities — In certain loan arrangements, warrants are received from the borrower as additional origination fees. At December 31, 2002, our equity securities are carried at fair value. These equity securities are warrants in non-public companies and typically have an exercise price equal to the price of the stock as determined in the most recent equity round of financing. On a quarterly basis, the board establishes the fair value of warrants based on an assessment and review of the borrower’s business performance. The board will consider subsequent rounds of financing that establish a third-party confirmation of value. In the absence of a new round of financing consideration is given to the portfolio company’s performance.

      Debt issuance costs — Debt issuance costs represent fees and other direct incremental costs incurred in connection with the Company’s borrowings. These amounts of $158,000 at December 31, 2002 are included in other assets on the balance sheet and are amortized into the statement of operations as interest expense ratably over the contractual term of the borrowing on the effective interest method.

      Property and equipment — Property and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years.

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2002

      Intangible Assets — Intangible assets are recorded in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets” issued in June 2001. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company is amortizing these intangible assets over their expected life which is ten years.

      Income Taxes — Through December 31, 2002 we were taxed under subchapter C of the Internal Revenue Code. We will elect to be taxed as a RIC under Subchapter M of the Internal Revenue Code effective January 1, 2003. Pursuant to this election, if the Company qualifies to be a RIC, Oxford generally will not have to pay corporate-level income taxes on any income distributed to stockholders as dividends, allowing the Company to substantially reduce or eliminate corporate-level income tax liability.

      We currently have an average statutory tax rate of 29%, which includes both federal and state income tax components. Our effective tax rate for the twelve months ended December 31, 2002 was 19%. The effective tax rate differs from the statutory rate due to permanent differences between book and tax income for certain capital related costs. As of December 31, 2002, tax assets of $53,000 represent estimated refunds on current year payments.

      Start up Costs — All start up costs are expensed as incurred.

      Use of estimates in the preparation of financial statements — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates.

Note 3. Significant Transactions

      On March 28, 2002 the Company completed a private offer and sale of 5,000,000 shares of common stock, $.01 par value per share for $10 per share. Proceeds to the company, net of underwriting costs, were approximately $46,500,000, and were used to fund loans, and for corporate and working capital purposes.

Note 4. Investments

      At December 31, 2002, investments consisted of the following:

	December 31, 2002

	Cost	Value

Senior Debt	$40,427,298	$40,427,298
Investments in equity securities	1,028,279	999,948
Unearned income	(932,503)	(932,503)

Total	$40,523,074	$40,494,743

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2002

      The composition of the Company’s portfolio of investments as of December 31, 2002 at cost and fair values was as follows:

	December 31,
	2002

	Cost	Value

Senior debt	97.5%	97.5%
Investments in equity securities	2.5%	2.5%

Total	100.0%	100.0%

      We provide loans primarily to emerging-growth life sciences companies. We secure our loans with laboratory equipment and other assets that tend to retain their value over the course of the term of the loan. Debt instruments are at fixed rates of interest which range from 600 to 1,000 basis points above coterminous Treasury Bills. The Company’s loans are amortizing term loans that generally mature between 30 and 48 months.

      The fair value of the Company’s loans are determined by discounting the estimated future cash flows using rates commensurate with the credit risk and term of the loans. That technique is significantly affected by the assumptions used including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets. Investments in equity securities consist of warrants received as part of lending arrangements. These warrants are valued using various valuation models.

      Set forth below is a table showing the composition of Oxford’s portfolio by industry section at cost and fair value at December 31, 2002.

Cost
		Percent of
Industry Sector	Portfolio	Total

Therapeutics	$19,935,595	49%
Enabling Technologies	15,832,177	39%
Diagnostics	2,595,709	6%
Agriculture Bioscience	1,521,175	4%
Other	838,418	2%

Total	$40,523,074	100%

Fair Value
		Percent of
Industry Sector	Portfolio	Total

Therapeutics	$19,735,595	49%
Enabling Technologies	15,803,845	39%
Diagnostics	2,595,709	6%
Agriculture Bioscience	1,521,175	4%
Other	838,418	2%

Total	$40,494,742	100%

      During 2002, the Company recorded allowance for loan losses of $315,000. This customer filed for Chapter 7 bankruptcy protection on December 3, 2002. This customer had an outstanding principal

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2002

balance at December 31, 2002 of $848,144. The Company has applied its entire $315,000 allowance for loan losses towards this loan, leaving a remaining outstanding balance of $533,144. On the inception of the loan, in addition to the standard equipment collateral, we took a collateral interest or lien on all of the customer’s intellectual property. We currently believe that the value of this collateral is equal to the recorded fair value and that we will not incur any loss on its liquidation. However, there can be no assurance that the collateral value will be sufficient to repay the loan balance or that the loan balance will be repaid in full. We had no other delinquent loans at December 31, 2002.

      Investments in equity securities represents our ownership of warrants received primarily as part of a loan arrangement. In certain loan arrangements, warrants are received from the borrower as additional origination fees to provide the Company with an enhanced internal rate of return. Typically, these warrants have an exercise price equal to the price of the stock as determined in the most recent equity round of financing. At December 31, 2002, 70% of Oxford’s loans had associated warrants. When we receive a warrant to purchase stock in a borrower in connection with a loan, the warrant will typically have an exercise price, equal to the price of the stock as determined in the most recent equity round of financing, and entitles us to purchase a non-controlling percentage of the borrower’s stock. Any resulting discount on the loan from recordation of warrants is accreted into income over the term of the loan.

Note 5. Borrowings

      On November 27, 2002, we entered into a Master Loan and Security Agreement with Farmers & Mechanics Bank (“F&M Bank”). Pursuant to the agreement, F&M Bank agreed to provide us $7,500,000 in term loans that must be drawn down by April 30, 2003. If we draw on the line of credit, we have the option of selecting a fixed interest rate equal to F&M Bank’s like term cost of funds plus 320 basis points or a floating interest rate equal to the base rate plus 1 percent. The base rate is equal to the highest per annum rate published from time to time in the Wall Street Journal. The obligations to F&M Bank to repay the loans are secured by certain eligible loans. The average interest rate on our borrowings was a fixed rate of 6.57% at December 31, 2002.

      At December 31, 2002 the Company had drawn down $7,131,000 and pledged 22 loans as collateral. The loans had terms coterminous with our pledged customer loans and ranged between 30 and 48 months with fixed interest rates ranging from 6.22% to 6.95%. Monthly principal and interest payments are due on these term loans commencing on January 15, 2003 and ending on October 15, 2006. The Company is subject to certain financial covenants including an interest rate coverage ratio and a maximum debt to net worth covenant. Amounts available to draw under this agreement at December 31, 2002 are $368,795 which must be drawn by April 30, 2003.

      Minimum repayments on the aggregate of term loans are as follows for the years ended December 31:

2003	$2,139,552
2004	2,292,374
2005	1,976,157
2006	723,122

Total	$7,131,205

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2002

Note 6. Earnings per Share

      The following table sets forth the computation of basic and diluted net income per share for the year ended December 31, 2002:

Net increase in stockholder’s equity resulting from earnings/net income	$177,994
Basic earnings per common share	$0.04
Diluted earnings per common share	$0.04
Denominator for basic weighted average shares	4,366,667
Dilutive potential shares	—
Denominator for diluted weighted average shares	4,366,667

Note 7. Related Party Transactions

      In connection with the private placement, FBR Asset, an affiliate of Friedman Billings Ramsey & Co., Inc., provided an aggregate of $9.8 million in funding on March 20, 2002, structured in the form of a loan, to fund five loan originations until the closing of our private placement. We repaid this loan on March 28, 2002 plus fees of $200,000 and interest of $26,000 with the proceeds from the private placement. In addition, we have agreed that for three years following the closing of the private placement, Friedman Billings Ramsey will have the right for three years to act as financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction and to serve as the lead underwriter or placement agent in connection with any public or private equity offerings by us if such transactions are on commercially reasonable terms.

      On March 25, 2002, we entered into an Assignment Agreement with Oxford LLC, to acquire open lines of credit with 29 life science companies with an aggregate availability of approximately $65 million and other corporate assets, upon closing of our private placement. The principal owner of Oxford LLC is the President and Chief Executive Officer of Oxford Finance. We are not required to fund any amounts under these lines of credit, and the recipients of these lines of credit are not required to obtain funding from us. In addition to the 29 lines of credit, we also acquired certain assets of Oxford LLC, including its software and databases, computers, furniture, forms, and customer lists. In exchange for all of these items, the Company paid cash to Oxford LLC and assumed liabilities of Oxford LLC totaling $250,000.

      On March 25, 2002, First Union Securities, Inc. (acting under the trade name “Wachovia Securities”), Mr. Philbrick, Oxford LLC and the Company entered into a memorandum of understanding in connection with the cancellation of a February 28, 2002 engagement letter. The engagement letter was canceled due to structural and timing issues between the parties. Under the memorandum of understanding, subject to final agreement by all parties, the Company paid Wachovia Securities $100,000, agreed that Wachovia Securities would serve as debt placement agent for the Company in connection with future debt offerings until Wachovia Securities has generated $500,000 in fees and Wachovia Securities would have received an additional cash payment of $400,000 from Mr. Philbrick within 30 days of the closing of the private placement.

      On May 1, 2002 we entered into a final agreement with Wachovia Securities that contained mutual releases and indemnities among us, Wachovia Securities and Mr. Philbrick from any obligations under any prior agreements, including the February 28, 2002 memorandum of understanding. Under this final agreement, Wachovia retained $100,000 received under the memorandum of understanding, retained the right to be debt placement agent, and additionally, the Company paid Wachovia Securities $150,000 during 2002 which will be credited against future debt financing transaction fees. Furthermore, we agreed

OXFORD FINANCE CORPORATION

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2002

that Wachovia Securities would be paid a fee equal to 1% of the aggregate consideration received if the Company is effectively acquired or merged within 18 months of the date of the agreement with two specified parties introduced to the Company by Wachovia Securities. On January 23, 2003, the parties amended the agreement to provide that for fees earned by Wachovia Securities up to $300,000, 50% would be paid in cash and 50% would be credited against the $150,000 already paid by Oxford. Fees in excess of $300,000 are to be paid in cash. In connection with a financing transaction, Wachovia Securities was entitled to $75,000 of which $37,500 is payable in cash and $37,500 will be credited against the $150,000 already paid.

Note 8. Selected Quarterly Data (Unaudited)

      The following tables set forth certain quarterly financial information for the year ended December 31, 2002. This information was derived from our unaudited quarterly financial statements.

      The Company commenced operations on March 20, 2002. Results for the three months ended March 31, 2002 reflect only a partial period of operations. Results for this or any quarter are not necessarily indicative of results for the full year or for any future quarter.

	2002

	Qtr 1	Qtr 2	Qtr 3	Qtr 4

Interest income	$39,804	$560,939	$813,512	$1,113,610
Net operating income (loss) before provision for loan losses	(242,180)	171,650	264,763	374,092
Income (loss) before cumulative effect of accounting change	(160,307)	87,990	149,551	129,092
Net increase (decrease) in stockholders’ Equity resulting from earnings (loss)/net income (loss)	(160,307)	87,990	149,551	100,761
Income (loss) before cumulative effect of accounting change per share — basic and diluted	$(0.09)	$0.02	$0.03	$0.02
Earnings (loss) per common share — basic and diluted	$(0.09)	$0.02	$0.03	$0.02

Note 9.

      On December 31, 2002, the Company elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940. Following is a schedule of financial highlights at December 31, 2002:

      Per share data (basic and fully diluted):

Net asset value at end of period	$8.81
Shares outstanding, end of period	5,200,000
Ratio/Supplemental Data:
Net assets, end of period	$45,819,428

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

OXFORD FINANCE CORPORATION

/s/ J. ALDEN PHILBRICK, IV

By:	J. Alden Philbrick, IV

President, Chief Executive Officer and
Chairman of the Board

Date: January 31, 2003